                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                        VARLEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998

                                 -------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Varlen Corporation, a Delaware corporation (the "Company"), will be held at the Radisson Hotel Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532 on Wednesday, May 27, 1998, at 10:00 A.M. (local time), for the following purposes:

    1.  To elect a Board of Directors.

    2. To approve a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock, par value $.10 per share from 20,000,000 to 40,000,000.

    3. To approve a proposal to adopt the Company's 1998 Long-Term Equity Incentive Plan in the form approved by the Company's Board of Directors.

    4. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

    Common stockholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the meeting. A complete list of such stockholders is open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company at 55 Shuman Boulevard, Naperville, Illinois 60566-7089.

    A copy of the Company's Summary Annual Report for the fiscal year ended January 31, 1998 is enclosed herewith.

                                          By Order of the Board of Directors,

                                          VICKI L. CASMERE,
                                          SECRETARY

Dated: April 17, 1998

STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089

                                 --------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1998

                                 -------------

                                                                  April 17, 1998

To the Stockholders:

    This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of Varlen Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Radisson Hotel Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532 on Wednesday, May 27, 1998, at 10:00 A.M. (local time) and at any subsequent time which may be necessary by the adjournment thereof.

    If you were a holder of record of Common Stock of the Company at the close of business on April 1, 1998, you are entitled to vote at the meeting. If, however, you cannot be present in person, a form of Proxy is enclosed which the Board of Directors of the Company requests you to execute and return as soon as possible. You can, of course, revoke your Proxy at any time before it is voted, if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

    The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its stockholders this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of Proxy. In addition, the Company has retained D.F. King & Co., Inc. to assist in soliciting proxies for a fee of not more than $5,000 plus reasonable out-of-pocket expenses, which will be paid by the Company. Officers or employees of the Company may solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

    At the close of business on April 1, 1998, 13,382,157 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about April 17, 1998.

                               PROXIES AND VOTING

    The persons named in the accompanying form of Proxy intend to vote Proxies for the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the form of Proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations.

    The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, neither shares withheld in the election of directors nor abstentions will count as negative votes. The other matters being submitted to stockholders at the meeting require the affirmative vote of a majority of the shares voted (including abstention votes) for approval.

    Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when the broker does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on one or more others. These are known as "non-voted" shares. With respect to Proposal 1, "non-voted" shares will not be counted as a vote. With respect to Proposals 2 and 3, "non-voted" shares will have the effect of a vote against such proposals.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified or until resignation, removal, disqualification or death as provided in the Bylaws of the Company. The nominees for director, together with certain information furnished to the Company by each nominee (see also "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management" herein), are set forth below:

                                                                                      COMMON STOCK OF THE
                                                                                      COMPANY BENEFICIALLY
                                                                                          OWNED AS OF
                                                                                        APRIL 1, 1998(1)
                                                                                  ----------------------------
                            NAME, AGE AND                               DIRECTOR       NUMBER         PERCENT
                        POSITION WITH COMPANY                            SINCE        OF SHARES       OF CLASS
----------------------------------------------------------------------  --------  -----------------   --------
Ernest H. Lorch, 65 ..................................................    1984         7,732shares(2)   0.1%
  Senior Chairman

Richard L. Wellek, 59 ................................................    1983       155,542shares(3)   1.2%
  Chairman and Chief Executive Officer

Raymond A. Jean, 55 ..................................................    1997        82,944shares(4)    .6%
  President and Chief Operating Officer

L. William Miles, 64 .................................................    1993         2,893shares(2)   *

Greg A. Rosenbaum, 45 ................................................    1985        10,808shares(2)   0.1%

Joseph J. Ross, 52 ...................................................    1994         4,164shares(2)   *

Theodore A. Ruppert, 67 ..............................................    1971       788,188shares(5)   5.9%

------------------------

 * The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) As of April 1, 1998, all directors, nominees and officers of the Company as a group (11 persons) owned beneficially 1,119,299 shares of the Company's Common Stock (8.2% of class), 339,760 of which were held directly (including shares which are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares, shares held by a sole trustee and shares held as a custodian) and 779,539 of which were held subject to shared voting and dispositive power.

(2) Held directly.

(3) Of such shares, 76,454 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 79,088 are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.


(4) Of such shares, 6,000 are held directly, 75,624 are deemed to be beneficially owned by Mr. Jean solely because of the existence of currently exercisable options to acquire such shares and 1,320 are deemed to be beneficially owned because they are held as a custodian for the benefit of his daughter.


(5) Of such shares, 8,649 are held directly and 779,539 are deemed to be beneficially owned by Mr. Ruppert solely because he is one of three trustees of each of two trusts in which he and members of his family have an interest.

    Mr. Lorch is Of Counsel to Whitman Breed Abbott & Morgan, attorneys, a position he has held since January 1993. He retired as Chairman and Chief Executive Officer of The Dyson-Kissner-Moran Corporation ("DKM"), a private investment company, in December 1992, a position he held since January 1990. DKM owned approximately 30% of the Common Stock of the Company prior to the Company's purchase of all of the Company's shares owned by DKM in January 1993. Mr. Lorch was President of DKM from June 1984 to January 1990. Mr. Lorch is also a director of Tyler Corporation, which is engaged in the information management business primarily for county and city government and also operates in the retail automotive parts business.

    Mr. Wellek was elected Chairman of the Company in May 1997. He was elected President and Chief Executive Officer of the Company in December 1983. From 1968 through 1983 he held various executive and operational positions at the Company.

    Mr. Jean was elected President of the Company in May 1997. He was appointed Executive Vice President and Chief Operating Officer in February 1993. Mr. Jean joined the Company in 1988 as Group Vice President. Prior to joining the Company he held a number of executive positions with Pneumo/Abex Corp., a subsidiary of IC Industries, where his last position was as Group Vice President. Mr. Jean is also a director of Lindberg Corporation, a commercial provider of heat treating.

    Mr. Miles is Vice President for Administration at Fairfield University, Connecticut, a position he has held since July 1992. From February 1988 to June 1992 he was Senior Vice President of Call Interactive, a subsidiary of American Express Co., and a provider of interactive telephone services. Mr. Miles is also a director of Bouton Corporation, a manufacturer of safety glasses.

    Mr. Rosenbaum has been President of Palisades Associates, Inc., a merchant banking and consulting company, since August 1989. Mr. Rosenbaum is also a director of Richey Electronics, Inc., a distributor of electronic components, a position he has held since April 1993, and a director of McLaren/Hart, Inc., an environmental services consulting firm to large corporations, including, among others, the Company. Mr. Rosenbaum owns less than a 5% interest in McLaren/Hart.

    Mr. Ross is Chairman, President and Chief Executive Officer of Federal Signal Corporation, a manufacturer of public safety, signaling and communications equipment. He has been Chairman of Federal Signal since February 1990 and has served as its President and Chief Executive Officer since December 1987.

    Mr. Ruppert is, and has been for more than the last five years, a general partner in the Village Development Partnership, a real estate, manufacturing and oil development holding company; Chairman,

Chief Executive Officer and a director of Glaize Development Corporation, a real estate developer; and a director of Pioneer Bank & Trust Company. (See "Security Ownership of Certain Beneficial Owners and Management" herein.)

    During the fiscal year ended January 31, 1998 ("1997"), the Board of Directors held nine meetings. The Board has an Audit Committee consisting of Messrs. Grua, Ross and Ruppert; a Compensation Committee consisting of Messrs. Lorch, Miles and Rosenbaum and a Nominating and Organization Committee consisting of Messrs. Ross, Lorch and Wellek. The primary function of the Audit Committee, which during 1997 held two meetings, is to review the scope and results of each year's annual independent audit, establish the scope and review the results of the internal audit function and review the Company's internal control procedures. The primary functions of the Compensation Committee, which during 1997 held three meetings, are to determine the compensation of the Company's executive officers and operating unit presidents and to administer the Company's stock option and purchase plans. The primary function of the Nominating and Organization Committee, which held one meeting during 1997, is to advise the board on board membership, committee structure and Chief Executive Officer succession. Each director attended more than 85% of the meetings of the Board of Directors and committees on which he served during 1997.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

    COMPENSATION PHILOSOPHY

    The Executive Compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of a majority of nonemployee directors who are all outside directors, and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans. The following program components have been designed to meet these objectives:

    BASE SALARY

    The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

        (1) the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities, complexity and scope of markets, sales volume, technological requirements, business strategy, etc. The evaluation process results in the assignment of a position grade;

        (2) salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies;

        (3) individual performance, within established base salary ranges.

    The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. The Company compares base salary, bonus, and salary ranges of its executives to those of similar positions in comparable companies as reported in a salary survey conducted by an independent consulting firm. Independent surveys are also used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position in their respective salary ranges. The amount of increase will vary with individual performance against established performance objectives.

    ANNUAL INCENTIVE -- A target bonus is paid when both financial performance (E.G., consolidated return on invested capital/return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives within the control of the executive beyond normal position expectations.

    If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

    LONG-TERM CONSISTENCY BONUS -- An additional compensation opportunity is directly correlated with consistent achievement of annual incentive goals over a multi-year period. This bonus is contingent upon achievement of financial and individual performance objectives for more than one year of a three-year period. If minimum financial objectives are not met, no consistency bonus is paid.


    CONTINGENT STOCK AWARD -- As a result of a 1997 study by an independent compensation consulting firm completed at the request of the Compensation Committee, it was determined that the long-term compensation for certain executives needed to be enhanced for competitive reasons. The Compensation Committee and the Board of Directors approved the implementation of a plan tied directly to the improvement in the price of the Company's Common Stock over a targeted period, usually five years.


    STOCK OPTIONS -- This long-term compensation rewards management for long-term strategic direction and enhancement of stockholder value. Options also promote recruitment and retention of key management personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon an overall evaluation of each eligible employee. Outstanding options held are not considered in the award of new options.

    1993 DEFERRED INCENTIVE STOCK PURCHASE PLAN -- The "Stock Purchase Plan" was adopted by the Board of Directors of the Company on March 29, 1993, and became effective when it was approved by stockholders on May 25, 1993. The Purchase Plan provides for the offer to selected officers and other key employees of rights to purchase Common Stock of the Company. Within thirty days after receipt of an offer, each offeree seeking to participate in the Purchase Plan must execute a deferred purchase right agreement evidencing the offeree's commitment to purchase a specified number of shares of Common Stock of the Company at a specified price at the expiration of five years. Payments are made quarterly. A purchase right shall also entitle the offeree to receive a cash bonus equivalent to the amount of dividends which would have been payable on the number of shares the offeree committed to purchase under the purchase right, when and as dividends are paid on the Common Stock.

    COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

    As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and annual incentive bonus) and long-term (long-term consistency bonus, contingent stock, stock options and Stock Purchase Plan). The compensation of the CEO serves as a model for this pay-for-performance program. Sales and earnings for the 1997 fiscal year were the highest in Company history. Net sales rose 27.5% to a record $522,254,000 from

$409,475,000 in 1996. Net earnings increased 43.6% in 1997 to $25,651,000 or
$1.93 per diluted share-- both records. Earnings before interest, taxes, depreciation and amortization was at a record $79,257,000 in 1997 or a 33% increase over the $59,669,000 in 1996. All corporate financial goals were exceeded. The Company's book value per share increased to an all time high of $14.92, or 17% above the $12.73 in 1996 and $11.07 in 1995, after restatement for the 1997 3 for 2 stock split in the form of a stock dividend. In addition, significant steps were taken to advance Varlen's long-term strategy.



    Mr. Wellek's action and leadership played a key role in the achievement of the Company's strategic objectives and strong performance. Varlen is now significantly larger, more international, and positioned for further growth. Of his annual incentive, 75% was objectively determined based upon return on invested capital, which was 10.5% in 1997 compared to 9.6% in 1996. The balance of the annual incentive, 25%, was based upon non-financial goals. Achievement of these non-financial goals included strategic, organizational and succession planning. In addition, Mr. Wellek qualified for a long-term consistency bonus based upon the Company's performance over a multi-year period. Base salary adjustment for Mr. Wellek was made using data provided by independent consultants and was based upon the Company's larger size and international development, as well as his performance.


OTHER MATTERS


    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Company believes that compensation paid to its executives in 1998 will be affected by the limitation on tax deductibility primarily due to the vesting of Common Stock purchases made over the last five years under the Company's Stock Purchase Plan. The Company annually reviews its compensation plans in the context of the requirements for tax deductibility under the rules. The Company intends that compensation realized upon the exercise of an option or SAR granted under the Company's 1998 Long-Term Equity Incentive Plan (presented for stockholder approval in this Proxy Statement) be regarded as "performance-based" under Section 162(m) of the Internal Revenue Code and that such compensation be deductible by the Company without regard to the limitation on tax deductibility imposed by Section 162(m).


                                          Respectfully submitted
                                          Greg A. Rosenbaum (Chairman)
                                          Ernest H. Lorch
                                          L. William Miles

April 6, 1998

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four executive officers who earned compensation during fiscal 1997, based on salary and bonus earned during 1997.


                                                                                 LONG-TERM COMPENSATION
                                                                             ------------------------------
                                                      ANNUAL COMPENSATION      SECURITIES         LONG-
                                                                               UNDERLYING          TERM
                                            FISCAL   ----------------------       STOCK         INCENTIVE      ALL OTHER
        NAME           PRINCIPAL POSITION    YEAR      SALARY      BONUS(1)    OPTIONS(2)        PAYOUTS         COMP.
--------------------  --------------------  ------   -----------   --------  ---------------   ------------   -----------
Richard L. Wellek     Chairman, CEO and      1997    $   443,332   $337,500     15,000          $253,700(8)   $105,677(3)
                        Director (12)        1996        405,828    307,582     14,850(11)       236,172(8)     95,783(3)
                                             1995        382,092    288,751     13,613(11)       211,904(8)    101,515(3)
Raymond A. Jean       President and COO      1997        290,992    201,280     12,000           144,582(9)     71,067(4)
                        (13)
                                             1996        263,328    175,028     11,550(11)       130,744(9)     53,544(4)
                                             1995        247,506    158,000     11,798(11)       113,115(9)     55,913(4)
George W. Hoffman     Vice President         1997        198,880     63,180      5,250            26,510(10)    19,702(5)
                                             1996        187,229     28,723      6,600(11)        26,510(10)    20,806(5)
                                             1995        178,615     78,480      6,353(11)        26,510(10)    34,150(5)
Richard A. Nunemaker  VP Finance, CFO        1997        184,667    111,600      6,750            90,650(10)    42,816(6)
                                             1996        176,750    106,800      6,600(11)        85,621(10)    33,059(6)
                                             1995        169,083     98,890      6,353(11)        77,403(10)    35,109(6)
Vicki L. Casmere      VP, General            1997        141,667     57,200      3,000            10,220        20,000(7)
                        Counsel and          1996        112,566     45,000      3,300(11)             0         7,225(7)
                        Secretary (14)       1995            N/A        N/A        N/A               N/A           N/A


--------------------------
(1) Reflects bonus earned during the fiscal year. All bonuses were paid during the following fiscal year.

(2) Number of shares of Common Stock subject to options granted in 1997, 1996 and 1995, respectively.

(3) Consists of $15,200, $12,875 and $14,310 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $77,929, $58,491 and $62,521 to the Company's Shadow 401(k) Plan; $0, $12,000 and $12,000 for
    services as a director of the Company and $12,548, $12,417 and $12,684 in other miscellaneous non-cash benefits in 1997, 1996 and 1995, respectively.

(4) Consists of $15,200, $12,875 and $14,310 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $42,296, $29,184 and $30,653 to the Company's Shadow 401(k) Plan and $13,571, $11,485 and $10,950
    in other miscellaneous non-cash benefits in 1997, 1996 and 1995, respectively.

(5) Consists of $8,800, $6,403 and $14,310 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $3,707, $6,967 and $6,306 to the Company's Shadow 401(k) Plan and $7,195, $7,436 and $13,534 in other miscellaneous non-cash benefits in 1997, 1996 and 1995, respectively.

(6) Consists of $15,200, $12,875 and $14,310 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $20,722, $14,951 and $15,790 to the Company's Shadow 401(k) Plan and $6,894, $5,233 and $5,009 in other miscellaneous non-cash benefits in 1997, 1996 and 1995, respectively.

(7) Consists of $15,200 and $2,869 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan and $4,800 and $4,356 in other miscellaneous non-cash benefits in 1997 and 1996, respectively.

(8) Includes $66,275 in non-cash compensation earned under the Stock Purchase Plan in each of 1997, 1996 and 1995.

(9) Includes $39,765 in non-cash compensation earned under the Stock Purchase Plan in each of 1997, 1996 and 1995.

(10) Includes $26,510 in non-cash compensation earned under the Stock Purchase Plan in each of 1997, 1996 and 1995.

(11) Restated for a 3 for 2 stock split in the form of a stock dividend in 1997.

(12) Mr. Wellek was elected Chairman in May 1997.

(13) Mr. Jean was elected President in May 1997.


(14) Ms. Casmere was elected Vice President, General Counsel and Secretary of the Company in April of 1996.


SUMMARY OF LONG-TERM INCENTIVE PLANS


    The following table presents information concerning compensation earned under long-term incentive plans during the most recent fiscal year for the Company's Chief Executive Officer and each of the Company's four executive officers who earned compensation under long-term incentive plans during fiscal 1997.



                                                                                               ESTIMATED FUTURE
                                                                                                 PAYOUTS UNDER
                                                                                                   NON-STOCK
                                                                            PERFORMANCE OR     PRICE-BASED PLANS
                                                        NUMBER OF SHARES,    OTHER PERIOD     -------------------
                                                         UNITS OR OTHER    UNTIL MATURATION     DOLLAR VALUE OF
                         NAME                               RIGHTS(1)        OR PAYOUT(2)      ESTIMATED PAYOUT
------------------------------------------------------  -----------------  -----------------  -------------------
Richard L. Wellek
  Stock Purchase Plan(3)(4)...................... 1997         68,062        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1997                                            $   187,425
  Deferred Long-Term Incentive(8)................ 1997                        April 7, 2002           637,500

Raymond A. Jean
  Stock Purchase Plan(3)(5)...................... 1997         40,837        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1997                                                104,817
  Deferred Long-Term Incentive(8)................ 1997                        April 7, 2002           425,000

George W. Hoffman
  Stock Purchase Plan(3)(6)...................... 1997         27,225        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1997                                                      0

Richard A. Nunemaker
  Stock Purchase Plan(3)(6)...................... 1997         27,225        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1997                                                 64,140
  Deferred Long-Term Incentive(8)................ 1997                        April 7, 2002            85,000

Vicki L. Casmere
  Long-Term Consistency Bonus(7)................. 1997                                                 10,220


------------------------

(1) These are Stock Purchase Plan rights which were granted on June 28, 1993 and vest on June 28, 1998. These amounts were restated for a 3 for 2 stock split in the form of a stock dividend in 1997.

(2) The final payment to acquire the Common Stock under the Stock Purchase Plan is due April 30, 1998. Payments to acquire the shares are made ratably over a five year period from the date of grant.

(3) This compensation represents the amortization of the difference between the purchase price and fair market value of stock at the date of grant which is amortized over five years. See discussion of the

    1993 Deferred Incentive Stock Purchase Plan in the Executive Compensation section of this Proxy Statement.

(4) Compensation earned under the Stock Purchase Plan was $66,275 in 1997 and is included in Long-Term Compensation in the Summary Compensation Table above.

(5) Compensation earned under the Stock Purchase Plan was $39,765 in 1997 and is included in Long-Term Compensation in the Summary Compensation Table above.

(6) Compensation earned under the Stock Purchase Plan was $26,510 in 1997 and is included in Long-Term Compensation in the Summary Compensation Table above.

(7) Represents compensation under the Long-Term Consistency Bonus which was earned in 1997 and paid in 1998 and is included in Long-Term Compensation in the Summary Compensation Table above. See additional discussion in the Executive Compensation section of this Proxy Statement.

(8) This deferred payment was granted in November of 1997 and is payable in April of 2002 providing the executive is still an employee of the Company at that time. The executive may, under certain circumstances, be entitled to a pro-rata portion of this payment if he ceases to be an employee of the Company prior to April of 2002.

DIRECTOR COMPENSATION

    During 1997, the manner in which directors who are not employees of the Company ("Nonemployee Directors") were paid was amended effective June 1, 1997. Nonemployee Directors were previously paid $12,000 per year for their director services which was increased to $18,000 per year effective June 1, 1997. The Senior Chairman received $5,000 per year and each committee chairman received $2,500 per year for serving in such capacity in addition to the director service fee. Nonemployee Directors receive $750 per board of directors meeting attended which increased to $1,000 effective June 1, 1997 ($250 per board of directors meeting by telephone) and $750 per committee meeting attended which was increased to $1,000 effective June 1, 1997 ($500 if the committee meeting is in conjunction with a board of directors meeting). Nonemployee Directors also receive an annual award of $12,000 of restricted Company Common Stock per year granted as of the date of the Annual Meeting of Stockholders.

STOCK PERFORMANCE CHART

    The following chart compares the change in the value of $100 invested in the Company's Common Stock with $100 invested in the S&P 500 Index and the S&P Manufacturing and Diversified Industry Group Index during the five fiscal years ended January 31, 1998. The comparison assumes $100 was invested on January 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL VALUE
(VARLEN CORPORATION, S&P 500, S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                  S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP
           VARLEN CORPORATION   S&P 500 INDEX                           INDEX
1993                  $100.00          $100.00                                                $100.00
1994                  $136.73          $112.83                                                $123.73
1995                  $126.31          $113.43                                                $123.49
1996                  $141.22          $157.23                                                $180.98
1997                  $125.42          $198.63                                                $237.59
1998                  $245.43          $252.06                                                $307.72

OPTION GRANTS DURING 1997

    The following table provides information related to options granted to the named executive officers during 1997:

                                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                                         AT ASSUMED ANNUAL RATES OF
                                                           INDIVIDUAL GRANTS                              STOCK PRICE APPRECIATION
                                -----------------------------------------------------------------------              FOR
                                    NUMBER OF          % OF TOTAL                  MARKET                      OPTION TERM(1)
                                    SECURITIES       OPTIONS GRANTED              PRICE ON               ---------------------------
                                UNDERLYING OPTIONS   TO EMPLOYEES IN   EXERCISE   DATE OF    EXPIRATION    0%
             NAME                   GRANTED(2)            1996         PRICE(3)    GRANT        DATE       --        5%       10%
------------------------------  ------------------   ---------------   --------   --------   ----------           --------  --------
Richard L. Wellek.............       15,000               13.0%         $13.33     $13.33     04/07/07   $    0   $125,747  $318,669
Raymond A. Jean...............       12,000               10.4           13.33      13.33     04/07/07        0    100,598   254,935
George W. Hoffman.............        5,250                4.5           13.33      13.33     04/07/07        0     44,012   111,534
Richard A. Nunemaker..........        6,750                5.8           13.33      13.33     04/07/07        0     56,586   143,401
Vicki L. Casmere..............        3,000                2.6           13.33      13.33     04/07/07        0     25,149    63,734

------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting periods.

(2) Options become exercisable 20% after each of the first four years since their issuance with all options exercisable after 4 1/2 years.

(3) The option exercise price may be paid in cash or by delivery of shares of Common Stock owned either by the optionee prior to the exercise of the option or, for certain options with the consent of the Compensation Committee, by the optionee as a result of the exercise of the option.

OPTION EXERCISES DURING 1997 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during 1997 and the number and value of options held at fiscal year end. The Company does not have any stock appreciation rights as of January 31, 1998.


                                                                                          VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES            IN-THE-MONEY
                                                             UNDERLYING UNEXERCISED      OPTIONS AT FISCAL YEAR
                                   SHARES                  OPTIONS AT FISCAL YEAR END            END(1)
                                 ACQUIRED ON     VALUE     --------------------------  ---------------------------
             NAME                 EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------  -----------  -----------  -------------  ------------  -------------
Richard L. Wellek..............      12,500    $ 230,188      123,054        40,855    $  2,178,326   $   520,056
Raymond A. Jean................           0            0       66,377        32,674       1,133,408       416,354
George W. Hoffman..............      10,612      126,595       28,829        17,245         463,733       221,335
Richard A. Nunemaker...........       9,990      213,797       19,412        18,745         288,503       238,555
Vicki L. Casmere...............           0            0          660         5,640           8,422        68,126


------------------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 31, 1998 was $24.81. Value is calculated on the basis of the difference between the option exercise prices and $24.81 multiplied by the number of shares of Common Stock underlying the option.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    The Company has severance agreements with Messrs. Wellek, Hoffman, Jean and Nunemaker, which provide for payments to such executive officers in the event their employment by the Company is terminated without cause (as defined) after a "Change in Control" of the Company. Subject to the terms and conditions of these agreements, such payments are to be made at the rate of the terminated executive officer's base salary (including the average of annual cash bonuses for the prior three years), on a monthly basis and for a period of three years in the case of Mr. Wellek, or two years in the case of Messrs. Hoffman, Jean and Nunemaker, commencing on the date of termination. For purposes of this agreement, "Change in Control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred if: (i) any Person or Group (as those terms are defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the record or "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more of the securities of the Company entitled to vote generally in the election of directors of the Company; or (ii) a reorganization, merger, consolidation, complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company or other similar transaction (in each case, other than pursuant to any bankruptcy, insolvency or similar law) occurs; or (iii) a change occurs in the composition of a majority of the board of directors of the Company as constituted on January 1, 1993, excluding any change where nomination of a successor director was approved by at least a majority of those members who are members of the board on January 1, 1993, or their successors if so approved for nomination by a majority of the board. In addition, if Mr. Wellek receives "Change in Control" payments in excess of certain limitations set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and is therefore subject to a 20% excise tax on such payments, the Company will reimburse Mr. Wellek for such excise tax plus the income and excise taxes thereon.

PENSION PLANS

    Effective January 1, 1986, the Company instituted the Varlen Profit Sharing & Retirement Savings Plan (the "401(k) Plan"), a defined contribution plan, in which Mr. Wellek, Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere are participants. The Company also maintains the Supplemental Executive Retirement Plan of Varlen Corporation and its Participating Subsidiaries (the "SERP Plan") and the Varlen Corporation Excess Benefits Plan (the "Shadow 401(k) Plan") in which Mr. Wellek, Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere participate.

    The following table sets forth, where applicable, the current covered compensation under each plan and the total number of years of credited service for benefit plan purposes for Mr. Wellek, Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere. Covered compensation under the plans consists of total cash compensation, except that the 401(k) Plan is limited by law to $160,000 in calendar 1997 and $160,000 in calendar 1998. Under the SERP Plan, bonuses are attributed to the year they are earned instead of the year they are paid. Amounts paid in lieu of dividends under the Deferred Incentive Stock Purchase Plan are excluded from compensation under the SERP and Shadow 401(k) plans.


                                                                        COVERED COMPENSATION
                                                                 ----------------------------------    CREDITED
                                                                                SERP       SHADOW      SERVICE
                             NAME                                  401(K)       PLAN       401(K)      TO DATE
---------------------------------------------------------------  ----------  ----------  ----------  ------------
Richard L. Wellek..............................................  $  160,000  $  968,257  $  968,257      30 years
Raymond A. Jean................................................     160,000     597,089     597,089      10 years
George W. Hoffman..............................................     160,000     262,060     262,060      18 years
Richard A. Nunemaker...........................................     160,000     360,407     360,407      12 years
Vicki L. Casmere...............................................     160,000     209,087     209,087        1 Year


    The 401(k) Plan is maintained for the benefit of all eligible salaried and certain hourly employees of the Company and its participating subsidiaries, including the officers mentioned above. The eligibility requirement of the 401(k) Plan is six months of continuous service. The Employee Retirement Income Security Act of 1974 places certain limitations on amounts contributed under the 401(k) Plan.

    The 401(k) Plan provides for both employee and employer contributions. Employees may contribute up to 14% of total cash compensation during the calendar year, subject to certain limitations under Federal income tax law ($9,500 in calendar 1996 and 1997 and $10,000 in 1998). Amounts contributed by an employee are not subject to income tax until the funds are withdrawn from the plan. Employer contributions are divided into two parts. First, the Company pays 25% of the amount contributed by the employee, up to 6% of total compensation. Second, there is a profit sharing contribution made to the account of each participant regardless of whether any employee contributions are made. The profit sharing contribution cannot be less than 2% of compensation per year and may be higher, based on the financial performance of the Company and established guidelines.

    Participants are immediately 100% vested with respect to their own contributions and any matching contributions. Profit sharing contributions are subject to a vesting schedule under which the participant becomes 40% vested after two years of service. An additional 20% vests after each additional year of service thereafter until the participant becomes 100% vested after 5 years of service. The vested portion of the participant's account balance becomes payable in a lump sum or in installments upon the earliest to occur of retirement, disability, death or termination of employment.

    Effective January 1, 1988, the Shadow 401(k) Plan was instituted to provide additional benefits to certain executives, as determined by the Board of Directors. In this funded plan, benefits are earned based on the application of any or all three IRS limitations with respect to the 401(k) Plan. Participants' Shadow 401(k) Plan accounts are credited with matching contributions or discretionary profit sharing contributions which are disallowed from the 401(k) Plan because of the limit on individual contributions ($9,500 in calendar 1997), the limit on covered compensation ($160,000 in calendar 1997), or the limit on total contributions of $30,000 or 25% of compensation from all sources. Account balances are adjusted for investment earnings or losses quarterly and all benefits earned are subject to the same vesting and payment schedule as is applied to the 401(k) Plan.

    The SERP Plan is an unfunded plan designed to provide supplemental retirement benefits to certain executives selected by the Board of Directors. At age 62 with 15 years of service, the executive is entitled upon retirement to full supplemental retirement benefits which, when added to the executive's total annual retirement benefit, equals 50% of the average of the five highest years of the final ten years of covered compensation. Any such executive may retire at age 55 or any age thereafter prior to age 62 with at least 15 years of service with reduced benefits. Executives with less than 15 years of service can also retire at age 62 or thereafter with reduced benefits. To compute the reduced benefits, the 50% factor is reduced by 3.3% for each year of service less than the required 15 years at age 62, and for each year of retirement prior to age 62.

    The following table sets forth the annual retirement benefit payable under the SERP Plan to participants retiring at age 62 in 1996. These benefits will be reduced by any profit sharing benefits from the 401(k) Plan or the Shadow 401(k) Plan, company funded retirement benefits from prior pension plans and 50% of primary Social Security benefits. Benefits are unreduced for retirement starting at age 62, with 15 years of credited service.

                                                         ANNUAL BENEFITS FOR GIVEN YEARS OF SERVICE
                                                       ----------------------------------------------
                COVERED COMPENSATION                       15          20          25          30
-----------------------------------------------------  ----------  ----------  ----------  ----------
$ 150,000............................................  $   75,000  $   75,000  $   75,000  $   75,000
  200,000............................................     100,000     100,000     100,000     100,000
  250,000............................................     125,000     125,000     125,000     125,000
  300,000............................................     150,000     150,000     150,000     150,000
  350,000............................................     175,000     175,000     175,000     175,000
  400,000............................................     200,000     200,000     200,000     200,000
  450,000............................................     225,000     225,000     225,000     225,000
  500,000............................................     250,000     250,000     250,000     250,000
  550,000............................................     275,000     275,000     275,000     275,000
  600,000............................................     300,000     300,000     300,000     300,000
  650,000............................................     325,000     325,000     325,000     325,000
  700,000............................................     350,000     350,000     350,000     350,000
  750,000............................................     375,000     375,000     375,000     375,000
  800,000............................................     400,000     400,000     400,000     400,000
  850,000............................................     425,000     425,000     425,000     425,000
  900,000............................................     450,000     450,000     450,000     450,000
  950,000............................................     475,000     475,000     475,000     475,000
 1,000,000...........................................     500,000     500,000     500,000     500,000

    The SERP Plan also contains optional methods of benefit payment, payments to the surviving beneficiary of an employee and other qualifications to the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Lorch, Miles and Rosenbaum, all independent directors, comprise the Company's Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the ownership of shares of the Company's Common Stock by (i) persons who were the beneficial owners, as of April 1, 1998, of more than 5% of the outstanding shares of the Company's Common Stock and (ii) the Company's five most highly compensated executive officers.

                                                                                              NUMBER
                                                                                             OF SHARES
                                                                                            BENEFICIALLY PERCENT OF
                         NAME AND ADDRESS OF 5% BENEFICIAL OWNER                               OWNED        CLASS
------------------------------------------------------------------------------------------  -----------  -----------
Lazard Freres & Co. LLC...................................................................     849,270         6.4%
30 Rockefeller Plaza
New York, New York 10020

Berenice T. Ruppert, Richard W. Ruppert and Theodore A. Ruppert, as trustees..............     779,539(1)       5.8%
One Barclay Woods Drive
St. Louis, Missouri 63124

The Prudential Insurance Company of America...............................................     736,355         5.5%
751 Broad Street
Newark, New Jersey 07102

                                                                                             NUMBER
                                                                                           OF SHARES
                                                                                          BENEFICIALLY  PERCENT OF
                               NAME OF EXECUTIVE OFFICER                                     OWNED         CLASS
----------------------------------------------------------------------------------------  ------------  -----------

Richard L. Wellek.......................................................................     155,542(2)       1.2%

Raymond A. Jean.........................................................................      82,944(3)       0.6%

George W. Hoffman.......................................................................      35,970(4)       0.3%

Richard A. Nunemaker....................................................................      26,245(5)       0.2%

Vicki L. Casmere........................................................................       1,920(6)      *

------------------------

* The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) Such shares are held by two trusts, each of which has three trustees. The trusts are for the benefit of Berenice T. Ruppert and members of her family. Excludes 8,649 shares held directly by Theodore A. Ruppert.

(2) Of such shares, 76,454 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 79,088 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(3) Of such shares, 6,000 are held directly, 75,624 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares and 1,320 are deemed to be beneficially owned because they are held as a custodian for the benefit of his daughter.

(4) Of such shares, 5,049 are held directly and 30,921 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(5) Of such shares, 1,441 are held directly and 24,804 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(6) Deemed to be beneficially owned solely because of her ownership of currently exercisable options to acquire such shares.

               PROPOSAL NO. 2--INCREASE THE NUMBER OF AUTHORIZED
                      SHARES OF THE COMPANY'S COMMON STOCK

    The Board of Directors, by unanimous vote, has approved a proposal to amend Article FOURTH of the Restated Certificate of Incorporation of the Company to increase the number of shares of Common Stock, par value $.10 per share, which the Company shall have the authority to issue from 20,000,000 shares to 40,000,000 shares.

    Adoption of the proposal to increase the authorized number of shares of Common Stock requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

    If the proposal is approved, the Board of Directors, without further approval of the Company's stockholders, would be permitted to issue an additional 20,000,000 shares of the Company's Common Stock from time to time as the Board of Directors shall determine, and for such consideration as the Board of Directors shall establish. The Board of Directors considers it prudent and in the best interests of the Company and its stockholders that a substantial number of shares of Common Stock are authorized by the Company's Certificate of Incorporation and are available for issuance in order to provide the Company with financing and business flexibility, such as in declaring stock dividends and stock splits, structuring possible acquisitions of other businesses and enabling the Company to raise additional capital if needed by issuing stock or debt securities convertible into stock. At this time, the Company is not considering any transaction which would require the issuance of any of the proposed additional shares of Common Stock. There are currently no outstanding shares of its authorized preferred stock. Exhibit A to this Proxy Statement sets forth the relevant text of the first paragraph of Article Fourth of the Certificate of Incorporation of the Company as presently constituted and as proposed to be amended.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION UNLESS OTHERWISE INSTRUCTED IN THE PROXY.

             PROPOSAL NO. 3--ADOPTION OF THE 1998 LONG-TERM EQUITY
                                 INCENTIVE PLAN


    The Board of Directors adopted the Varlen Corporation 1998 Long-Term Equity Incentive Plan (the "1998 Plan") on March 2, 1998. The purpose and terms of the 1998 Plan are described generally below, but that description is qualified in its entirety by reference to Exhibit B hereto, to which reference is made for a complete description of the 1998 Plan.


GENERAL

    The Varlen Corporation 1998 Long-Term Equity Incentive Plan (the "1998 Plan"), which the Company has adopted subject to stockholder approval effective June 1, 1998, provides for grants of stock options, stock appreciation rights ("SARs"), restricted stock, performance awards and any combination of the foregoing to employees, officers and directors of, and certain other individuals who perform significant services for, the Company and its subsidiaries. The purpose of the 1998 Plan is to provide such individuals with incentives to maximize stockholder value and otherwise contribute to the success of the Company and to enable the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

    The Company intends to grant such individuals equity incentives primarily pursuant to the 1998 Plan, with the goal of eventually replacing the 1989 Incentive Stock Option Plan (the "1989 Plan"), the 1993

Long-Term Equity Incentive Stock Option Plan (the "1993 Plan"), and the 1993 Directors Incentive Stock Grant Plan (the "1993 Directors Plan"). Under the 1989 Plan, all of the shares of Common Stock available for grant pursuant to their terms will have been awarded by the date of the Annual Meeting of Stockholders. The 1993 Plan and the 1993 Directors Plan will have shares remaining available for grant of less than approximately .6% of the Common Stock outstanding as of the date of the Annual Meeting of Stockholders. The Company intends for the 1989 and 1993 Plans and the 1993 Directors Plan to remain in effect, but plans to utilize them for purposes of governing outstanding awards granted pursuant to their terms and utilizing the remaining shares under the 1993 Plan and the 1993 Directors Plan for grants. The Company will make new awards if and to the extent shares of Common Stock become available for reissuance under the 1993 and 1993 Director Plans (e.g., due to forfeiture of awards by the original grantees), which the Company expects to result in a DE MINIMIS number of additional awards, if any.


    The 1998 Plan will be administered by the Compensation Committee. As grants to be awarded under the 1998 Plan will be made entirely in the discretion of the Compensation Committee, the recipients, amounts and values of future benefits to be received pursuant to the Plan are not determinable.


    A total of 500,000 shares of Common Stock, representing 3.74% of outstanding Common Stock at April 1, 1998, will be available for issuance pursuant to the 1998 Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of the Company or the outstanding shares of Common Stock. Such shares may be, in whole or in part, authorized and unissued or held as treasury shares. As of April 1, 1998, the closing price of the Common Stock as reported on the Nasdaq Stock Market was $37.875 per share.


    The following is a summary of the terms of the 1998 Plan, which is qualified in its entirety by reference to the 1998 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

TERMS OF THE 1998 PLAN


    ELIGIBILITY. Directors and officers (whether or not employees) and employees of, and individuals performing significant services for, the Company and its subsidiaries, in each case as selected by the Compensation Committee, will be eligible to receive grants pursuant to the 1998 Plan, except that only employees may receive grants of incentive stock options. As of the date of this Proxy Statement, there were approximately 100 employees and directors expected to be eligible to participate in the 1998 Plan.


    STOCK OPTIONS. Pursuant to the 1998 Plan, the Compensation Committee may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive options"), and other stock options ("non-qualified options"), subject to a maximum award to any one grantee in any calendar year of options to purchase Common Stock equal to 10% of the total number of shares authorized under the Plan, and to a maximum fair market value of $100,000 of incentive options first exercisable in any calendar year.

    The exercise price of any option will be determined by the Compensation Committee in its discretion, provided that the exercise price of any option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the option, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of the Company's voting power may not be less than 110% of such fair market value on such date.

    Unless otherwise determined by the Compensation Committee, the exercise price of any option may be paid in cash, by delivery of shares of Common Stock with a fair market value equal to the exercise price, by simultaneous sale through a broker of shares of Common Stock acquired upon exercise, and/or by having the Company withhold shares of Common Stock otherwise issuable upon exercise.

    The Compensation Committee may in its discretion grant the participant a "reload option" to purchase a number of shares of Common Stock equal to the number so tendered or withheld if a participant elects to tender or withhold shares of Common Stock in payment of any part of an option's exercise price. The reload option may also include, if the Compensation Committee so chooses, the right to purchase a number of shares of Common Stock equal to the number tendered or withheld in satisfaction of any of the Company's tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the Common Stock on the date of exercise of the original option.

    The term of each option will be established by the Compensation Committee, subject to a maximum term of ten years from the date of grant in the case of any option and of five years from the date of grant in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of the Company. In addition, the 1998 Plan provides that all options generally cease vesting on the date on which a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its subsidiaries. Options generally terminate 90 days after such date, so long as the grantee does not compete with the Company during the 90-day period.

    There are, however, certain exceptions depending upon the circumstances of cessation. In the case of a grantee's death or disability, all of the grantee's options become fully vested and exercisable and remain so for one year after the date of death or disability. In the event of retirement, a grantee's options may become fully vested and exercisable in the discretion of the Compensation Committee. Upon termination for cause, all options terminate immediately. And if there is a change in control of the Company and a grantee is terminated from being a director, officer or employee of, or from otherwise providing services for, the Company and its subsidiaries within one year thereafter, all of the grantee's options become fully vested and exercisable and remain so for one year after the date of termination.

    SARS. The Compensation Committee may grant SARs alone or in tandem with stock options subject to such terms and conditions as it determines pursuant to the 1998 Plan. SARs granted in tandem with options become exercisable only when, to the extent and on the conditions that the related options are exercisable, and they expire at the same time the related options expire. The exercise of an option results in the immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR results in the immediate forfeiture of any related option to the extent the SAR is exercised.

    Upon exercise of an SAR, the grantee will receive an amount in cash and/or shares of Common Stock or other Company securities equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of an SAR granted in tandem with options, the option to which the SAR relates, multiplied by the number of shares as to which the SAR is exercised.

    RESTRICTED STOCK. Under the 1998 Plan, the Compensation Committee may award restricted stock subject to such conditions and restrictions, and for such duration (which shall generally be at least six months), as it determines in its discretion. A grantee will be required to pay the Company at least the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless such shares are treasury shares. Except as otherwise provided by the Compensation Committee, all restrictions on a grantee's restricted stock will lapse at such time as the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its subsidiaries, if such cessation occurs due to a termination within one year after a change in control of the Company or due to death, disability or (in the discretion of the Compensation Committee) retirement. If cessation of employment or service occurs for any other reason, all of a grantee's restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

    PERFORMANCE AWARDS. Pursuant to the 1998 Plan, the Compensation Committee may grant performance awards contingent upon achievement by the grantee, the Company and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as return on equity, over a specified performance cycle, in each case as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of Common Stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of Common Stock or other Company securities.

    Except as otherwise provided by the Compensation Committee, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its subsidiaries prior to completion of a performance cycle, and if such cessation occurs due to termination within one year after a change in control of the Company or due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If cessation of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.

    VESTING. WITHHOLDING TAXES AND TRANSFERABILITY OF ALL AWARDS. The terms and conditions of each award made under the 1998 Plan, including vesting requirements, will be set forth consistent with the Plan in a written agreement with the grantee. Unless the Compensation Committee determines otherwise, and in certain other circumstances upon a participant's termination of employment or performance of services for the Company and its subsidiaries as described above, no award under the 1998 Plan may vest and become exercisable within six months of the date of grant.

    Unless otherwise determined by the Compensation Committee, a participant may elect to deliver shares of Common Stock, or to have the Company withhold shares of Common Stock otherwise issuable upon exercise or an option or SAR or grant or vesting of restricted stock, in order to satisfy the Company's withholding obligations in connection with any such exercise, grant or vesting.

    Unless the Compensation Committee determines otherwise, no award made pursuant to the 1998 Plan will be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and each award may be exercised only by the grantee or his or her guardian or legal representative.

    AMENDMENT AND TERMINATION OF THE 1998 PLAN. The Board may amend or terminate the 1998 Plan in its discretion, except that no amendment will become effective without prior approval of the Company's stockholders if such approval is necessary for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 1998 Plan without the affected participant's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 PLAN

    The following discussion is intended only as a brief summary of the federal income tax rules relevant to options or shares issued under the 1998 Plan, as based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because federal income tax consequences will vary as a result of individual circumstances, grantees should consult their personal tax advisors with respect to the tax consequences associated with stock options. Moreover, the following summary relates only to grantees' federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

    NON-QUALIFIED OPTIONS. A grantee does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the grantee recognizes ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the Common Stock acquired over the option exercise price. However, in the case of a person subject to the short swing trading restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, whose grant is exempted from matching thereunder pursuant to the six-month holding provision of Rule 16b-3(d)(3) (a"16b-3(d)(3) Person"), income is recognized, and such excess is determined by using the fair market value on the later of the date of exercise and the date six months after the option grant date unless such grantee elects to be taxed based on the fair market value of the Company's Common Stock on the date of exercise by filing an election with the Internal Revenue Service within 30 days after the exercise date to recognize income on the exercise date (a "Section 83(b) Election"). A grantee's basis in the Common Stock received is equal to such Common Stock's fair market value on the date of exercise (or on the date six months after the option grant date, if later, in the case on a grantee who is a 16b-3(d)(3) Person and who makes no such Section 83(b) Election). The Company is entitled to a deduction equal to the compensation taxable to the grantee.

    If a grantee sells Common Stock acquired pursuant to the exercise of a non-qualified option, such grantee will recognize capital gain or loss equal to the difference between the selling price of the Common Stock and the grantee's basis in the Common Stock. Such capital gain or loss is long- or short-term, depending on whether the grantee has held the Common Stock for more than one year. In the case of a grantee who is a 16b-3(d)(3) Person and who does not make a Section 83(b) Election, any such capital gain will be short term unless the Common Stock has been held for more than one year after the later of the exercise date or the date six months after the option grant date. The Company is not entitled to any deduction with respect to any capital gain recognized by the grantee.

    Capital losses on the sale of such Common Stock may be used to offset capital gains. The net capital gain of an individual taxpayer is subject to a maximum tax rate of 28% for capital assets held for more than one year. The maximum rate is reduced to 20% for capital assets held more than 18 months. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

    INCENTIVE OPTIONS. An optionee does not recognize taxable income on the grant or exercise of an incentive option. However, the excess of the Common Stock's fair market value on the exercise date (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) over the option exercise price will be included in the grantee's alternative minimum taxable income and thereby may subject the grantee to an alternative minimum tax. Such alternative minimum tax may be payable even though the grantee receives no cash upon the exercise of his or her incentive option with which to pay such tax. Upon the disposition of shares of Common Stock acquired pursuant to the exercise of an incentive option (i) more than one year after the date of exercise, and (ii) more than two years after the grant date (the "Required Holding Periods"), the grantee recognizes long-term capital gain or loss, as the case may be, measured by the difference between the Common Stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an incentive option, or a disposition of stock received upon the exercise of an incentive option after the Required Holding Periods have been satisfied.

    If a grantee disposes of the shares of Common Stock acquired pursuant to the exercise of an incentive option before the expiration of the Required Holding Periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of such shares upon the date of exercise (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) or (ii) the selling price, will constitute compensation taxable to the grantee as ordinary income. The Company is allowed a corresponding tax deduction equal to the amount of compensation taxable to the grantee. If the selling price of the Common Stock exceeds the fair market value on the exercise date (or six months after the option grant date, if later, in the case of a 16b-3(d)(3) Person), the excess will be taxable to the grantee as capital gain (long-term or short-term, depending upon whether the grantee held the Common Stock for more than one year). The Company is not allowed a deduction with respect to any such capital gain recognized by the grantee.

    USE OF SHARES TO PAY OPTION PRICE. If a grantee delivers previously acquired shares of Common Stock, however acquired, in payment of all or any part of the exercise price of a non-qualified option, the grantee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired shares after their acquisition date. The grantee's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the grantee as ordinary income (reduced by any portion of the option price paid other than by delivering previously acquired shares). Such income is recognized and such fair market value is determined on the date of exercise, except in the case of 16b-3(d)(3) Persons as discussed above. The tax basis for such shares is equal to their fair market value as so determined, and such shares' holding period begins on the date on which the fair market value of such shares is determined. The Company is entitled to a tax deduction equal to the compensation recognized by the grantee.

    If a grantee delivers previously acquired Common Stock (other than Common Stock acquired upon exercise of an incentive option and not held for the Required Holding Periods) in payment of all or part of the option price of an incentive option, the grantee will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired Common Stock after its acquisition date. The grantee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously acquired Common Stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously acquired shares used to pay the exercise price, and such shares' holding period will begin on the date of exercise (with the possible exception of 16b-3(d)(3) Persons). Proposed regulations provide that when an incentive option is exercised using previously acquired Common Stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

    If a grantee pays the exercise price of an incentive option in whole or in part with previously acquired Common Stock that was acquired upon the exercise of an incentive option and that has not been held for the Required Holding Periods, the grantee will recognize ordinary income (but not capital gain) under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The grantee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the grantee recognizes.

    ONE MILLION DOLLAR COMPENSATION LIMIT. The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1,000,000 per year, excluding for this purpose compensation that is "performance-based" within the meaning of Code
Section 162(m). The Company intends that compensation realized upon the exercise of an option or SAR granted under the 1998 Plan be regarded as "performance-based" under Code Section 162(m) and that such compensation be deductible without regard to the limits imposed by Code Section 162(m) on compensation that is not performance based.

VOTE REQUIRED

    The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock represented in person or by proxy at the meeting is required for approval of the 1998 Plan. Approval of the 1998 Plan is required for shares of Common Stock issued pursuant to the 1998 Plan to be listed for trading on the Nasdaq Stock Market and for grants of options and SARs made pursuant to the 1998 Plan to qualify as performance-based compensation deductible by the Company without limitation under Section 162(m) of the Code.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF RATIFICATION AND APPROVAL OF THE PLAN UNLESS OTHERWISE INSTRUCTED IN THE PROXY.

                              INDEPENDENT AUDITORS

    The Board of Directors of the Company intends to appoint, subject to final proposal acceptance, the firm of Deloitte & Touche LLP as its independent auditors for the fiscal year ending January 31, 1999. Deloitte & Touche LLP served in such capacity for the Company's preceding fiscal year. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 18, 1998 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                              VARLEN CORPORATION
                                          By  RICHARD L. WELLEK
                                             Chairman and Chief
                                             Executive Officer

    It is important that Proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to fill in, sign, date and return the enclosed Proxy.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, filed with the Securities and Exchange Commission, may be obtained without charge by any stockholder of the Company of record as of April 1, 1998 by writing to: Mr. Richard A. Nunemaker, Vice President, Finance and Chief Financial Officer, Varlen Corporation, 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089.

                      VARLEN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             SUMMARY OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         1997*       1996*       1995*       1994*       1993*
                                                       ----------  ----------  ----------  ----------  ----------
Net sales............................................  $  522,254  $  409,475  $  386,987  $  341,521  $  291,908
                                                       ----------  ----------  ----------  ----------  ----------
Earnings before income taxes.........................      45,481      31,831      34,706      25,854      18,723
Income tax expense...................................      19,830      13,974      15,097      11,092       7,957
                                                       ----------  ----------  ----------  ----------  ----------
Net earnings.........................................  $   25,651  $   17,857  $   19,609  $   14,762  $   10,766
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
-----------------------------------------------------------------------------------------------------------------

Gross profit as a percent of sales...................        24.8%       24.5%       25.0%       23.7%       24.0%
Net earnings as a percent of sales...................         4.9%        4.4%        5.1%        4.3%        3.7%
-----------------------------------------------------------------------------------------------------------------
Effective tax rate...................................        43.6%       43.9%       43.5%       42.9%       42.5%
-----------------------------------------------------------------------------------------------------------------
Per share data:
  Basic..............................................  $     2.41  $     2.06  $     2.21  $     1.68  $     1.23
  Diluted............................................        1.93        1.51        1.62        1.28        1.05

Cash dividends declared..............................        0.24        0.24        0.23        0.22        0.22
-----------------------------------------------------------------------------------------------------------------
Weighted average number of shares--basic.............      10,653       8,677       8,864       8,811       8,740
Weighted average number of shares--diluted...........      13,755      13,617      13,794      13,679      12,055
-----------------------------------------------------------------------------------------------------------------

* The per share data and weighted average number of shares outstanding reflect the new presentation of earnings per share, a 3 for 2 stock split effected in the form of a stock dividend in 1997 and 10% stock dividends in both 1996 and 1995.

                      VARLEN CORPORATION AND SUBSIDIARIES
                         SUMMARY OF FINANCIAL CONDITION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         1997*       1996*       1995*       1994*       1993*
                                                       ----------  ----------  ----------  ----------  ----------
Total assets.........................................  $  419,101  $  393,878  $  230,874  $  220,186  $  186,264
Working capital......................................      74,024      69,461      67,044      57,713      49,046
  Ratios:
    Current assets to current liabilities............       2.0/1       2.1/1       2.5/1       2.1/1       2.4/1
    Average inventory turnover.......................         6.9         6.8         7.2         6.7         6.1
    Average accounts receivable turnover.............         7.9         7.9         8.4         8.2         8.1
-----------------------------------------------------------------------------------------------------------------
Net property, plant and equipment....................  $  124,180  $  124,580  $   69,675  $   59,636  $   52,867
Capital expenditures.................................      18,776      18,193      23,427      14,701      11,240
Depreciation.........................................      19,136      15,373      11,819      11,885      10,295
-----------------------------------------------------------------------------------------------------------------
Debt:
  Senior debt........................................  $  104,910  $  117,626  $    4,485  $    3,855  $    3,820
  Senior debt as a percent of total capitalization...        34.5%       39.7%        2.6%        2.5%        2.8%
  Total debt.........................................  $  104,910  $  186,626  $   73,485  $   72,855  $   72,820
  Total debt as a percent of total capitalization....        34.5%       62.9%       42.9%       48.0%       53.4%
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity.................................  $  198,792  $  109,986  $   97,953  $   79,031  $   63,644
Stockholders' equity per share.......................       14.92       12.73       11.07        8.95        7.23
Return on average stockholders' equity...............        17.2%       17.1%       21.4%       20.5%       18.0%
-----------------------------------------------------------------------------------------------------------------

* The per share data and weighted average number of shares outstanding reflect the new presentation of earnings per share, a 3 for 2 stock split effected in the form of a stock dividend in 1997 and 10% stock dividends in both 1996 and 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    Year Ended January 31, 1998 (1997) as Compared to the Year Ended January 31, 1997 (1996).

OVERVIEW

    The Company designs, manufactures and markets products used in the manufacture of transportation equipment (Transportation Products segment) and petroleum analysis equipment (Petroleum Analyzers segment, previously named Analytical Instruments segment). The demand for the Company's products is affected by domestic as well as international economic conditions. The Company's manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing product demand, the profitability of many of the Company's operations may change proportionately more than revenues of such operations.

OPERATIONS

    The Company's sales for fiscal 1997 were $522.3 million, up $112.8 million or 27.5% from sales of $409.5 million in 1996. Sales increased in the transportation products segment as a result of increased demand, broader product offerings, and acquisitions while sales in the petroleum analyzer segment declined primarily as a result of the disposition of a non-core business in mid 1996.

    Net earnings for the year were $25.7 million up 43.6% from $17.9 million in 1996. Diluted earnings per share were $1.93 in 1997 up 27.8% from the $1.51 per share in the prior year. Earnings per share increased by a lower percentage than net earnings as a result of higher non-convertible debt interest in 1997. Operating profit increased in the transportation products segment but was lower in the petroleum analyzer segment following the trend in revenues.

TRANSPORTATION PRODUCTS

    Transportation products revenues increased 33.1% to $484.4 million, as compared to $364.0 million in 1996. The revenue increase resulted from improved sales to all of the principal served industries, which had particularly strong demand in the second half of 1997. Sales of heavy-duty truck and trailer products increased as a result of increased industry demand as well as increased company product content per truck produced by the industry. The increased content resulted from sales of added products to existing as well as new customers. Revenues from sales of railroad products increased as a result of acquisitions, while revenues at existing businesses were flat. During 1997, the Company benefited from a large domestic acquisition made in mid 1996 which contributed an entire year's revenue in 1997 as well as several smaller international acquisitions. Sales of automotive components increased as a result of higher customer demand for light truck components as well as introduction in mid year of a new product, the one-way clutch, used in automotive transmissions.

    Operating profit in 1997 was $58.5 million (12.1% of segment sales) compared to $37.4 million (10.3% of segment sales) during 1996. Following the trend in sales, operating profit increased in all major industry product areas. Operating profit on heavy-duty truck and trailer products increased more rapidly than sales as a result of leverage on the fixed cost component in this area and cost reductions. Automotive components operating profit increased during the year but at a slower rate than revenues as development costs for prospective models of the one-way clutch product were expensed without the benefit of related revenues. Operating profit of railroad components followed the trend of sales with acquisitions accounting for the entire earnings increase. The effects of foreign currency exchange rates were not material.

PETROLEUM ANALYZERS

    Sales in the petroleum analyzers segment for 1997 decreased to $37.9 million compared to $45.5 million in 1996. The decrease in revenues in this segment occurred as a result of the sale of a non-strategic business in July 1996 which accounted for $8.6 million of the decrease. The petroleum analyzer business had slightly higher revenues for the full year despite weaker sales in the first half of the year and an 8% negative impact as a result of foreign currency exchange rates. In the fourth quarter of 1997, sales of petroleum analyzers exceeded the prior year quarter as a result of higher customer demand.

    Operating profit for the petroleum analyzers segment decreased to $4.7 million (12.5% of segment sales) from $9.8 million (21.5% of segment sales) in the prior year's period. Operating profit declined in 1997 as a result of the $3.7 million pre-tax gain on the sale of a non-strategic business in July 1996 and $1.2 million of operating profit from this business prior to sale. Operating profit of the remaining petroleum analyzer business was slightly lower in 1997 than the prior year as a result of $.5 million of negative effects of foreign currency translation adjustments.

COST OF SALES

    Consolidated gross margin was 24.8% in 1997 compared to 24.5% in 1996. Gross margin increased in both business segments. In the transportation segment, the increase was spread across all major product lines. The increase resulted from improved throughput in the second half of the year, integration of prior year acquisitions, and cost reductions, including selected reductions in raw material costs. Selling prices in this segment were flat to slightly down. In the petroleum analyzers segment, the gross margin improvement resulted from the sale of a non-core business in 1996. The gross margin of remaining products was unchanged.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses in 1997 were $74.9 million (14.3% of sales) compared to $63.6 million (15.5% of sales) in 1996. The increase in 1997 expenditures was the result of acquisitions as well as higher expenses to support significantly increased revenues. As a percent of sales, selling, general and administrative expenses declined in the transportation segment to provide operating profit leverage from higher sales. At the petroleum analyzers segment, selling, general and administrative expenses increased as a percent of sales primarily due to the sale in 1996 of a non-core business.

INTEREST EXPENSE AND INCOME TAXES

    Gross interest expense for 1997 was $9.5 million compared to $9.4 million for the prior year's period. Interest on non-convertible senior debt increased in 1997 as a higher senior debt was outstanding during 1997 than in 1996 due to a significant acquisition in mid-1996. Interest on convertible subordinated debt declined in 1997 due to conversion of this debt to equity during the third quarter of 1997. Interest rates were unchanged year to year on average. Interest income declined in 1997 due to lower temporary investments.

    Income taxes were provided at an effective rate of 43.6% in 1997 and 43.9% in 1996. The higher than statutory federal rate reflects non-deductible goodwill amortization, higher taxes on foreign operations, and state income taxes as well as the effects of a disposition in 1996.

FOURTH QUARTER

    Sales for the fourth quarter of 1997 were $137.0 million, up from the $106.6 million reported in 1996. Sales were up substantially in the transportation segment reflecting strength in all served industries. In the petroleum analyzers segment, sales also increased reflecting improved customer demand, especially outside of the United States.

    Net earnings were $7.5 million or $.54 per share on a diluted basis in 1997's fourth quarter compared to $3.0 million or $.27 per share in the year-ago period. Operating profit was up significantly in the transportation products segment reflecting improvements in all business areas. In the petroleum analyzers segment, operating profit also increased reflecting higher sales. The effective income tax rate in the fourth quarter of 1997 was 42.6% compared to 42.9% in the 1996 quarter.

CAPITAL RESOURCES AND LIQUIDITY

    During the three-year period ended January 31, 1998, the Company generated $192.4 million of cash flow defined as earnings before interest, taxes, depreciation and amortization ("EBITDA"). As of January 31, 1998, the Company's working capital was $74.0 million, its total assets were $419.1 million, its total debt was $104.9 million and stockholders' equity was $198.8 million. EBITDA was 8.5 times the net interest expense for the year.

    Investing activities during the three-year period ended January 31, 1998, included capital expenditures of $60.4 million. These capital expenditures were primarily for machinery and equipment to support new products and to improve productivity and efficiency. At January 31, 1998, the Company had no material commitments to purchase machinery and equipment. However, it is anticipated that capital spending will increase substantially in 1998 to support further business growth.

    To support its investing activities, the Company has a term loan and revolving credit agreement which was entered into in 1996 and expires on July 19, 2002. The term loan portion of this facility ($100 million) was used to finance a large acquisition in 1996. The $80 million revolving credit facility will be used by the Company as the principal source of acquisition funding. At January 31, 1998, the Company had no borrowings outstanding under this portion of the facility. The percentage of debt to total capitalization at January 31, 1998, was 34.5% down from 62.9% at January 31, 1997. This reduction was primarily a result of the Company's outstanding convertible subordinated debentures being exchanged for common stock at various dates in the third quarter of 1997. Cash and short-term investments were $6.2 million at the end of fiscal 1997 compared to $3.1 million at the end of fiscal 1996. The Company believes that internally generated funds will be sufficient to satisfy its anticipated working capital needs, capital expenditures and scheduled debt repayments.

OTHER MATTERS

    The Company utilizes derivatives from time to time to mitigate both interest rate risk and foreign currency risk. Derivatives are not used for speculative purposes. The Company's derivatives at January 31, 1998, consist solely of interest rate swap agreements which fix the interest rate on $40 million of its floating rate term loan. The Company is exposed to credit risk by the possibility of nonperformance by one of the counterparties to its interest rate swap agreements. The risk of loss to the Company in the event of nonperformance by the counterparties under these agreements is not significant. The Company does not anticipate nonperformance by any of the counterparties.

    During 1995 to 1997, the Company began evaluation of the various impacts of the year 2000 on its software and processors. In 1996 and 1997, implementation of needed modifications began in conjunction with the Company's ongoing information systems and equipment improvement process, a process which is continuing. Additionally, the Company is currently assessing readiness for year 2000 by third parties with whom it has significant business relationships. The Company believes all software necessary to effectively operate and manage its businesses will be replaced, modified or upgraded by the year 2000 and that any related costs will not have a material impact on the operations, cash flows, or financial condition of future periods.

    The costs of the project and expected completion are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. Additionally, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

    The Financial Accounting Standards Board recently issued Standards No. 130 "Reporting Comprehensive Income", No. 131 "Disclosures about Segments of an Enterprise and Related Information" and No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits". These Standards expand or modify current disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

YEAR ENDED JANUARY 31, 1997 (1996) AS COMPARED TO THE YEAR ENDED JANUARY 31,
  1996 (1995)

    The Company's sales for fiscal 1996 were $409.5 million, up $22.5 million or 5.8% from sales of $387.0 million in 1995. Sales increased in the transportation products segment as a result of acquisitions while sales in the petroleum analyzers segment declined as a result of a disposition in mid 1996 and 1995.

    Net earnings for the year were $17.9 million or $1.51 per share on a diluted basis. This represented a decrease of 8.9% from the $19.6 million or $1.62 per share on a diluted basis in 1995. Operating profit increased in both business segments, but higher net interest expense resulted in lower consolidated net earnings.

    Transportation products revenues increased 14.8% to $364.0 million, as compared to $317.1 million in 1995. Sales of the Company's heavy-duty truck and trailer products were lower than during the prior year period as a result of significantly lower industry demands offset partly by greater customer penetration with new and existing products. During 1996, production began on components for a new truck introduced by a large customer. Although this program contributed approximately $9 million of sales, volumes were not sufficient to provide profits during 1996.

    Sales of railroad products increased significantly as a result of the largest acquisition in the Company's history in July 1996. The acquisition extended the Company's participation globally in the rail industry with tapered roller bearings used on railcars and locomotives. Reduced exports sales coupled with lower domestic railcar and locomotive build rates resulted in slightly lower revenues from other railroad products. In late January 1997, the Company purchased a German manufacturer of railroad cushioning devices which did not have a material impact on 1996 operations. Sales of automotive products were slightly higher despite flat industry production. Industry-wide demand for light trucks was up again which continued to benefit the Company.

    Operating profit in 1996 was $37.4 million (10.3% of segment sales) compared to $36.9 million (11.6% of segment sales) during 1995. Significant profitability improvements in automotive products driven by reduction of material cost and productivity improvements as well as the impact of the railroad acquisition offset earnings declines experienced from the remaining railroad products as well as from heavy-duty truck/trailer products. Declines in operating profit of truck/trailer products reflected the effects of lower demand and selected price reductions. Losses incurred on an export contract and a European facility as well as domestic pricing pressures lowered earnings from railroad products.

    Sales in the petroleum analyzers segment for 1996 decreased to $45.5 million compared to $69.9 million in 1995. The decrease in revenues in this segment occurred primarily as a result of the sale of non-strategic businesses in July 1995 and July 1996 which accounted for $22.4 million of the decrease. The remaining petroleum analyzers segment's business had lower revenues for the full year due to weaker sales in the first half of the year. However, in the fourth quarter of 1996, sales of petroleum analyzers exceeded the prior year quarter as a result of higher customer demand.

    Operating profit for the petroleum analyzers segment increased to $9.8 million (21.5% of segment sales) from $9.0 million (12.9% of segment sales) in the prior year's period. Operating profit improved in 1996 as a result of a $3.7 million pre-tax gain on the sale of a business in July 1996. Operating profit of the remaining petroleum analyzers segment's business was lower in 1996 than the prior year following the decline in revenues.

    Consolidated gross margin was 24.5% in 1996 compared to 25.0% in 1995. Gross margin increased at the petroleum analyzers segment but declined at the transportation products segment. Within the transportation products segment, gross margin improved in the sale of automotive products due to improved productivity and lower material costs but declined elsewhere as a result of lower throughput and, in certain instances, less favorable prices. In the petroleum analyzers segment, gross margin increased primarily due to the sale of lower margin businesses. The gross margin of the remaining business in the petroleum analyzers segment increased slightly.

    Selling, general and administrative expenses in 1996 were $63.6 million (15.5% of sales) compared to $57.8 million (14.9% of sales) in 1995. The increase in 1996 expenditures was primarily the result of the significant business acquired net of the business divested. Expenditures elsewhere were $1.1 million higher in 1996 than the prior year as a result of increased spending on engineering, product development, and marketing. In both segments, selling, general and administrative expenses were higher when expressed as a percent of sales, due to the effects of acquisition and divestiture activities and the previously noted increased spending.

    Gross interest expense for 1996 was $9.4 million compared to $5.3 million for the prior year's period. Borrowings increased substantially to finance two acquisitions including one of which was the largest in Company history. Average interest rates increased slightly over that of last year's period. Interest income was $.2 million lower in 1996 as a result of decreased levels of temporary investments during the second half of 1996.

    Income taxes were provided at an effective rate of 43.9% in 1996 and 43.5% in 1995. The higher than statutory federal rate reflects non-deductible goodwill amortization which substantially increased in 1996, higher taxes on foreign operations, and state income taxes as well as the efforts of dispositions in both years.

                      VARLEN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED JANUARY 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Net sales....................................................................  $  522,254  $  409,475  $  386,987
  Cost of sales..............................................................     392,584     309,027     290,052
                                                                               ----------  ----------  ----------
Gross profit.................................................................     129,670     100,448      96,935
  Selling, general and administrative expenses...............................      74,887      63,607      57,762
                                                                               ----------  ----------  ----------
Earnings from operations.....................................................      54,783      36,841      39,173
  Interest expense...........................................................      (9,536)     (9,402)     (5,281)
  Interest income............................................................         234         662         814
  Gain on sale of business...................................................          --       3,730          --
                                                                               ----------  ----------  ----------
Earnings before income taxes.................................................      45,481      31,831      34,706
  Income tax expense.........................................................      19,830      13,974      15,097
                                                                               ----------  ----------  ----------
Net earnings.................................................................  $   25,651  $   17,857  $   19,609
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Basic earnings per share.....................................................  $     2.41  $     2.06  $     2.21
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Diluted earnings per share...................................................  $     1.93  $     1.51  $     1.62
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of shares--basic.....................................      10,653       8,677       8,864
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of shares--diluted...................................      13,755      13,617      13,794
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                 JANUARY 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
ASSETS:
Current assets:
  Cash and cash equivalents...............................................................  $    6,206  $    3,133
  Accounts receivable, less allowance for doubtful accounts of $1,808 and $1,455..........      70,972      62,088
  Inventories:
    Raw materials.........................................................................      22,343      23,795
    Work in process.......................................................................      19,094      17,285
    Finished goods........................................................................      17,360      12,551
                                                                                            ----------  ----------
                                                                                                58,797      53,631
                                                                                            ----------  ----------
  Deferred and refundable income taxes....................................................       7,268       8,244
  Other current assets....................................................................       6,924       5,357
                                                                                            ----------  ----------
Total current assets......................................................................     150,167     132,453
                                                                                            ----------  ----------
Property, plant and equipment:
  Land....................................................................................       4,404       5,436
  Buildings...............................................................................      41,564      39,779
  Machinery and equipment.................................................................     170,564     155,224
                                                                                            ----------  ----------
                                                                                               216,532     200,439
  Less accumulated depreciation...........................................................      92,352      75,859
                                                                                            ----------  ----------
                                                                                               124,180     124,580
                                                                                            ----------  ----------
Goodwill and other intangible assets, less accumulated amortization of $21,637 and
  $18,128.................................................................................     140,675     133,419
Investments and other assets..............................................................       4,079       3,426
                                                                                            ----------  ----------
                                                                                            $  419,101  $  393,878
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 JANUARY 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current maturities of long-term debt....................................................  $      195  $    2,273
  Accounts payable........................................................................      33,026      26,623
  Accrued expenses........................................................................      38,763      32,366
  Income taxes payable....................................................................       4,159       1,730
                                                                                            ----------  ----------
Total current liabilities.................................................................      76,143      62,992
                                                                                            ----------  ----------
Long-term debt:
  Convertible subordinated debentures.....................................................          --      69,000
  Other long-term debt....................................................................     104,715     115,353
                                                                                            ----------  ----------
Total long-term debt......................................................................     104,715     184,353
                                                                                            ----------  ----------
Deferred income taxes.....................................................................      14,679      16,252
Other liabilities.........................................................................      24,772      20,295
Commitments and contingent liabilities....................................................          --          --
Stockholders' equity:
  Preferred stock, par value $1.00 per share; authorized 500 shares, issuable in series;
    none issued...........................................................................          --          --
  Common stock, par value $.10 per share; authorized 20,000 shares; issued: 13,322 and
    8,637.................................................................................       1,332         576
  Additional paid-in capital..............................................................     105,813      37,473
  Retained earnings.......................................................................      91,794      72,228
  Deferred stock compensation.............................................................        (147)       (291)
                                                                                            ----------  ----------
Total stockholders' equity................................................................     198,792     109,986
                                                                                            ----------  ----------
                                                                                            $  419,101  $  393,878
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           DEFERRED                 TOTAL
                                                                   ADDITIONAL                STOCK                  STOCK-
                                                        COMMON      PAID-IN    RETAINED     COMPEN-    TREASURY    HOLDERS'
                                                         STOCK      CAPITAL    EARNINGS     SATION       STOCK      EQUITY
                                                      -----------  ----------  ---------  -----------  ---------  ----------
Balance at February 1, 1995.........................   $     487   $   16,516  $  62,730   $    (702)  $      --  $   79,031
Issuance of common stock under options..............           5          837         --          --          --         842
Amortization of deferred stock compensation.........          --           --         --         206          --         206
Cash received on stock subscriptions................          --           --        388          --          --         388
10% stock dividend..................................          49       12,281    (12,330)         --          --          --
Net earnings........................................          --           --     19,609          --          --      19,609
Cash dividends ($.23 per share).....................          --           --     (2,112)         --          --      (2,112)
Purchase of treasury stock..........................          --           --         --          --        (965)       (965)
Additional minimum pension liability................          --           --         69          --          --          69
Currency translation adjustments--unrealized........          --           --        885          --          --         885
                                                      -----------  ----------  ---------       -----   ---------  ----------
Balance at January 31, 1996.........................         541       29,634     69,239        (496)       (965)     97,953
Issuance of common stock under options..............           1          226        (48)         --          88         267
Amortization of deferred stock compensation.........          --           --         --         205          --         205
Cash received on stock subscriptions................          --           --        233          --          --         233
10% stock dividend..................................          34        7,613    (11,764)         --       4,117          --
Net earnings........................................          --           --     17,857          --          --      17,857
Cash dividends ($.24 per share).....................          --           --     (2,084)         --          --      (2,084)
Purchase of treasury stock..........................          --           --         --          --      (3,240)     (3,240)
Additional minimum pension liability................          --           --         (6)         --          --          (6)
Currency translation adjustments--unrealized........          --           --     (1,199)         --          --      (1,199)
                                                      -----------  ----------  ---------       -----   ---------  ----------
Balance at January 31, 1997.........................         576       37,473     72,228        (291)         --     109,986
Issuance of common stock under options..............           8        1,190         --          --          --       1,198
Amortization of deferred stock compensation.........          --           --         --         197          --         197
Cash received on stock subscriptions................          --           --        322          --          --         322
Deferred incentive stock purchase plan..............          --          291       (238)        (53)         --          --
3 for 2 stock split.................................         443           --       (443)         --          --          --
Conversion of convertible debentures................         305       66,859         --          --          --      67,164
Net earnings........................................          --           --     25,651          --          --      25,651
Cash dividends ($.24 per share).....................          --           --     (2,639)         --          --      (2,639)
Additional minimum pension liability................          --           --        (70)         --          --         (70)
Currency transaction adjustments--unrealized........          --           --     (3,017)         --          --      (3,017)
                                                      -----------  ----------  ---------       -----   ---------  ----------
Balance at January 31, 1998.........................   $   1,332   $  105,813  $  91,794   $    (147)  $      --  $  198,792
                                                      -----------  ----------  ---------       -----   ---------  ----------
                                                      -----------  ----------  ---------       -----   ---------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED JANUARY 31,
                                                                                -----------------------------------
                                                                                   1998        1997         1996
                                                                                ----------  -----------  ----------
Cash flows from operating activities:
  Net earnings................................................................  $   25,651  $    17,857  $   19,609
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation..............................................................      19,136       15,373      11,819
    Amortization..............................................................       5,338        3,725       2,440
    Deferred income taxes.....................................................        (792)       1,165         476
    Gain on sale of business..................................................          --       (3,730)         --
    Change in assets and liabilities net of effects from purchased and sold businesses:
      Accounts receivable, net................................................     (10,054)       1,572       2,751
      Inventories.............................................................      (2,813)         245       1,740
      Refundable income taxes.................................................       2,496       (2,515)          8
      Other current assets....................................................      (1,207)         (44)       (522)
      Accounts payable........................................................       6,675        3,047      (6,061)
      Accrued expenses........................................................       1,163       (9,623)     (1,079)
      Income taxes payable....................................................       2,303        1,954      (1,803)
      Other noncurrent assets.................................................      (3,612)         899       1,878
      Other noncurrent liabilities............................................       4,115        1,181         859
                                                                                ----------  -----------  ----------
        Total adjustments.....................................................      22,748       13,249      12,506
                                                                                ----------  -----------  ----------
      Net cash provided by operating activities...............................      48,399       31,106      32,115
Cash flows from investing activities:
  Fixed asset expenditures....................................................     (18,776)     (18,193)    (23,427)
  Cost of purchased businesses, net of cash acquired and other long-term
    investments...............................................................     (12,869)    (154,926)     (6,253)
  Sale of businesses..........................................................          --       21,118       8,013
  Sale of marketable securities...............................................          --        4,469          --
  Disposals and other changes in property, plant and equipment................         777          243         395
                                                                                ----------  -----------  ----------
    Net cash used in investing activities.....................................     (30,868)    (147,289)    (21,272)
                                                                                ----------  -----------  ----------
Cash flows from financing activities:
  Proceeds from debt..........................................................          63      111,083       1,107
  Payments of debt............................................................     (12,737)      (9,551)        (82)
  Issuance of common stock under option plans.................................         705           95         581
  Cash received on stock subscriptions........................................         322          233         388
  Purchase of treasury stock..................................................          --       (3,240)       (965)
  Cash dividends paid.........................................................      (2,639)      (2,084)     (2,112)
                                                                                ----------  -----------  ----------
    Net cash (used in) provided by financing activities.......................     (14,286)      96,536      (1,083)
                                                                                ----------  -----------  ----------
Effect of exchange rate changes on cash.......................................        (172)        (135)         59
                                                                                ----------  -----------  ----------
Net increase (decrease) in cash and cash equivalents..........................       3,073      (19,782)      9,819
Cash and cash equivalents at beginning of year................................       3,133       22,915      13,096
                                                                                ----------  -----------  ----------
Cash and cash equivalents at end of year......................................  $    6,206  $     3,133  $   22,915
                                                                                ----------  -----------  ----------
                                                                                ----------  -----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Varlen Corporation and all of its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated.

    (b) USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with a maturity of three months or less from the date of purchase to be cash equivalents.

    (d) INVENTORIES: Inventories are stated at the lower of cost or market. Cost of inventories is determined using the last-in, first-out (Lifo) method for 70% and 79% of inventories, at January 31, 1998 and 1997, respectively. The first-in, first-out (Fifo) method is used for all remaining inventories. If the Fifo method of determining inventory costs had been used for all inventories, inventories would have increased approximately $1,839,000 and $1,501,000 at January 31, 1998 and 1997, respectively.

    (e) PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The useful lives of buildings range from 10 to 45 years and the useful lives of machinery and equipment range from 3 to 12 years.

    (f) LONG-LIVED ASSETS: Goodwill is amortized on a straight-line basis over a period of 15 to 40 years. The carrying amount of goodwill and other long-lived assets is evaluated annually to determine if adjustment to the amortization or depreciation period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of long-lived assets and the projected undiscounted cash flows of the operations to which the long-lived assets are deployed. Other intangible assets are amortized on a straight-line basis over their useful lives.

    (g) EARNINGS PER SHARE: Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share includes common equivalent shares arising from stock incentive plans using the treasury stock method and the weighted average number of shares that would have been issued upon conversion of the convertible debentures including the effect on net earnings for the reduction in the after-tax interest expense on the converted debentures.

    (h) FOREIGN CURRENCY TRANSLATION: Foreign currency financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a component of Stockholders' Equity. Gains and losses from foreign currency transactions are included in earnings.

    (i) NEW ACCOUNTING STANDARDS: The Financial Accounting Standards Board (the "Board") recently issued several Statements of Financial Accounting Standards ("Standards"):

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In February 1997, the Board issued Standard No. 128 "Earnings Per Share" which was adopted by the Company as of January 31, 1998. This Standard requires the presentation of earnings per share on a Basic and Diluted basis. All financial information presented in the accompanying financial statements and footnotes reflect the requirements of this new Statement including any needed restatements.

    In June 1997, the Board issued Standards No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures about Segments of an Enterprise and Related Information". Standard No. 130 establishes standards for the reporting and display of comprehensive income and its components and is effective for the Company's first quarter of 1998 reporting. Standard No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers and is effective for the Company's 1998 year end reporting. These Standards expand or modify current disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows. The Company is currently assessing the impact of Standard No. 131 on its reportable operating segments and related disclosures.

    In February 1998, the Board issued Standard No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" which is effective for the Company's 1998 year end reporting. This Standard revises disclosures about pension and other postretirement benefit plans and will have no impact on the Company's reported financial position, results of operations or cash flows.

    (j) DERIVATIVE FINANCIAL INSTRUMENTS: The Company currently uses interest rate swaps to transfer or reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements.

2. OVERVIEW OF THE COMPANY
    The Company designs, manufactures and markets products used in the manufacturing of transportation equipment in its Transportation Products segment and petroleum analyzers in its Petroleum Analyzers segment. The companies in each segment were aggregated based on the similarity of the products manufactured, production processes, types of customers, distribution methods and economic factors impacting the companies in each segment. The demand for the Company's products is affected by domestic as well as international economic conditions.

3. ACQUISITIONS

    In October 1997, the Company purchased the railroad divisions of Ringfeder GmbH located in Germany and Hanacke Zelzarny a Perovny, a.s. located in the Czech Republic. These entities are suppliers to the Company's German railcar cushioning device maker Karl Georg Bahntechnik GmbH which was purchased effective in December 1996. In November 1997, the Company purchased the Petrospec-Registered Trademark- product line of portable laboratory and process petroleum analyzers from Boston Advanced Technologies, Inc., for which it had been the exclusive worldwide distributor of these products. These acquisitions were financed with cash on hand and through the Company's existing credit facility.

    In June 1996, the Company, a wholly-owned subsidiary of the Company and Brenco, Incorporated ("Brenco"), a manufacturer and reconditioner of specialized tapered roller bearings for the railroad

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS (CONTINUED)
industry with headquarters in Virginia, entered into an acquisition agreement for the purchase of all of Brenco's outstanding common stock for $16.125 per share. As a result of the tender offer which expired on July 18, 1996, the Company owned approximately 96% of the outstanding common stock of Brenco. On August 23, 1996, the remaining non-tendered shares were canceled and converted into the right to receive $16.125 per share, making Brenco a wholly-owned subsidiary of the Company. The total purchase price for the common stock of Brenco was approximately $165 million in cash and was financed with a $190 million credit facility from the Company's existing bank group plus cash on hand.

    The acquisitions have been accounted for by the purchase method of accounting with the excess of the purchase price over the fair value of the net assets acquired amortized over a period of 15 to 40 years. The operating results of the businesses acquired have been included in the accompanying consolidated results of operations from the respective dates of acquisition.

4. DISPOSITIONS

    On November 8, 1996, the Company sold Brenco's Rail Link, Inc. subsidiary ("Rail Link"), a railroad switching services and short-line railroad operator to Genesee & Wyoming, Inc. The earnings of Rail Link since its acquisition through its date of sale, along with the gain on its sale, are excluded from earnings. The earnings of Rail Link have been recorded as adjustments to the carrying amount of its assets with the gain on its sale treated as an adjustment of the Brenco purchase price allocation.

    On July 30, 1996, the Company sold the laboratory appliance division of its Precision Scientific, Inc. subsidiary, a manufacturer of research laboratory appliances for approximately $12.0 million in cash net of selling costs. This sale resulted in a gain of $3.7 million ($2.1 million after-tax) or $.15 per diluted share. Net sales from this company for 1996 through the date of sale were approximately $8.6 million.

    On July 18, 1995, the Company sold its National Metalwares, Inc. subsidiary, a maker of tubular steel components for manufacturers of consumer durables, to a private investment group for approximately $8.5 million in cash net of selling costs. Net sales from this subsidiary for 1995 through the date of sale were approximately $11.0 million.

5. SUPPLEMENTARY CASH FLOW INFORMATION

                                                               1997        1996        1995
                                                            ----------  -----------  ---------
                                                                      (In thousands)
Cash paid during the year for:
  Interest................................................  $    9,183  $     9,168  $   5,134
                                                            ----------  -----------  ---------
                                                            ----------  -----------  ---------
  Income taxes (net)......................................  $   15,032  $    13,409  $  16,185
                                                            ----------  -----------  ---------
                                                            ----------  -----------  ---------
Purchase of businesses:
  Fair value of assets acquired...........................  $   15,350  $   207,784  $   1,003
  Cash paid, net of cash acquired.........................     (12,869)    (154,926)    (1,003)
                                                            ----------  -----------  ---------
  Liabilities assumed.....................................  $    2,481  $    52,858  $      --
                                                            ----------  -----------  ---------
                                                            ----------  -----------  ---------

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and fair value of the Company's financial instruments at year end are as follows (in thousands):

                                                        1997                    1996
                                               ----------------------  ----------------------
                                                CARRYING      FAIR      Carrying      Fair
                                                 AMOUNT      VALUE       Amount      Value
                                               ----------  ----------  ----------  ----------
Term loan....................................  $  100,000  $  100,000  $  107,000  $  107,000
Revolving credit facility....................          --          --       4,000       4,000
Convertible subordinated debentures..........          --          --      69,000      70,208
Industrial revenue bonds and other debt......       4,715       4,676       4,353       4,332
                                               ----------  ----------  ----------  ----------
Total long-term debt.........................  $  104,715  $  104,676  $  184,353  $  185,540
                                               ----------  ----------  ----------  ----------
                                               ----------  ----------  ----------  ----------

    The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and current maturities of long-term debt are reasonable estimates of their fair value. The term loan and revolving credit facility are borrowed at current market rates and thus reflect their fair value. The fair value of the convertible subordinated debentures is their quoted market value. The fair value of industrial revenue bonds and other debt are estimated using discounted cash flow analysis and market rates for similar financial instruments.

7. LONG-TERM DEBT

    Long-term debt at year end is comprised of the following (in thousands):

                                                                           1997        1996
                                                                        ----------  ----------
Term loan.............................................................  $  100,000  $  107,000
Revolving credit facility.............................................          --       4,000
6.5% convertible subordinated debentures due 2003.....................          --      69,000
Industrial revenue bonds and other debt...............................       4,910       6,626
                                                                        ----------  ----------
                                                                           104,910     186,626
Less current portion..................................................        (195)     (2,273)
                                                                        ----------  ----------
Long-term debt........................................................  $  104,715  $  184,353
                                                                        ----------  ----------
                                                                        ----------  ----------

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. LONG-TERM DEBT (CONTINUED)

    In July 1996, the Company entered into a $190 million term loan and revolving credit agreement (the "Agreement") which replaced its $80 million revolving credit facility. This Agreement was obtained to facilitate the Brenco acquisition as well as future acquisitions. The Agreement is in the form of two facilities. Facility "A" is a term-loan of $110 million and facility "B" is a revolving credit facility with an $80 million capacity. The term-loan comes due on July 19, 2002 and requires escalating quarterly principal payments which began in October 1996. The revolving credit facility requires no prepayments and comes due on July 19, 2002 with two optional one year extensions. The Agreement provides for interest at one of three market interest rates selected by the Company plus an applicable margin which is dependent upon the market interest rate chosen and the relationship of debt to cash flow. The highest interest rate under the Agreement was the prime rate with maximum commitment fees of 3/8 of 1% on the unused portion of the line of credit. Pursuant to the Agreement, the Company has entered into four interest rate swap agreements with durations of one to three years. The swap agreements effectively convert $40 million of its term loan from variable interest rate debt to fixed interest rate debt with an average fixed interest rate of 6.6% at January 31, 1998. While the Company is exposed to credit loss on its interest rate swaps in the event of non-performance by the counterparties to such swaps, management believes such non-performance is unlikely to occur given the financial resources of the counterparties. The average interest rate on all of the Company's debt during 1997 was approximately 7.0%.

    The Agreement contains provisions which require the Company to maintain a specified level of net worth and comply with various financial ratios and includes, among other provisions, restrictions on leases, investments, dividend payments and the incurrence of additional indebtedness. At January 31, 1998, $32,069,000 was available for dividend distributions under these provisions.

    Industrial revenue bonds, due in 2004, and other notes payable are secured by the property, plant and equipment purchased with the proceeds of such debt. Interest on the bonds is paid at rates ranging from 6.8% to 7.0%.

    In September 1997, the Company completed the call of its 6.5% Convertible Subordinated Debentures Due 2003. Substantially all of the debentures were voluntarily converted into approximately 4,582,000 shares (after restatement for the 1997 3 for 2 stock split) of Common Stock of the Company including conversions occurring just prior to the call for redemption.

    Scheduled repayments of long-term debt in each of the next five years are $10,195,000, $16,152,000, $22,138,000, $26,750,000 and $26,085,000. The term loan repayments due in the next twelve months are classified as long-term on the consolidated balance sheets as the Company has the ability and intent to refinance these repayments under its revolving credit facility.

8. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER

    The Company and its subsidiaries occupy various manufacturing and office facilities and use certain equipment under operating lease arrangements. Total rent expense under such agreements amounted to approximately $3,051,000 in 1997, $2,401,000 in 1996 and $1,936,000 in 1995. At January 31, 1998, the aggregate minimum future rental commitments under the non-cancelable leases with terms in excess of

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER (CONTINUED) one year were approximately $7,201,000. Amounts due annually in each of the next five years are $2,403,000, $1,918,000, $1,136,000, $792,000 and $629,000.

    The Company and its subsidiaries are subject to various claims arising in the ordinary course of business and are parties to various legal proceedings which constitute litigation incidental to the business of the Company and its subsidiaries. In the opinion of the Company's management, none of these proceedings or claims are material to the business or the financial condition of the Company.

    Accrued expense at January 31, 1998 and January 31, 1997 include $13,184,000, and $9,768,000, respectively, for certain accrued employee benefits. Research and development costs charged to earnings were $7,970,000 in 1997, $9,540,000 in 1996 and $5,948,000 in 1995.

9. INCOME TAXES

    Earnings before income taxes were derived from the following sources (in thousands):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Domestic.....................................................  $  42,936  $  31,590  $  34,273
Foreign......................................................      2,545        241        433
                                                               ---------  ---------  ---------
  Total......................................................  $  45,481  $  31,831  $  34,706
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Income tax expense consists of the following (in thousands):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Current:
  Federal....................................................  $  16,245  $  10,857  $  11,025
  State and local............................................      2,977      2,095      2,537
  Foreign....................................................      1,568        602        758
                                                               ---------  ---------  ---------
    Total....................................................     20,790     13,554     14,320
Deferred:
  Federal....................................................     (1,232)       463        742
  State and local............................................          4       (299)      (146)
  Foreign....................................................        268        256        181
                                                               ---------  ---------  ---------
    Total....................................................       (960)       420        777
                                                               ---------  ---------  ---------
Income tax provision.........................................  $  19,830  $  13,974  $  15,097
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                          JANUARY 31, 1998      January 31, 1997
                                                                        --------------------  --------------------
                                                                          ASSET    LIABILITY    Asset    Liability
                                                                        ---------  ---------  ---------  ---------
Accounts receivable...................................................  $     751  $      --  $     633  $     811
Inventories...........................................................        912        671        839        656
Operating losses......................................................        658         --        611         --
Foreign tax credits...................................................      1,213         --        626         --
State income taxes....................................................         --        271         --        195
Fixed assets..........................................................         --     16,572         --     16,763
Pension...............................................................        531         --      1,302         --
Vacation pay..........................................................      1,520         --      1,298         --
Workers' compensation.................................................        816         --        813         --
Warranty..............................................................      3,702         --      2,786         --
Deferred compensation.................................................      1,933         --      1,887         --
Employee health and welfare...........................................        798         --        679         --
Intangible assets.....................................................         --      6,688         --      6,626
Retiree health and welfare............................................      2,125         --      1,955         --
Other.................................................................      4,166        463      2,579        225
                                                                        ---------  ---------  ---------  ---------
Subtotal..............................................................     19,125     24,665     16,008     25,276
Valuation allowance...................................................     (1,871)        --     (1,237)        --
                                                                        ---------  ---------  ---------  ---------
Total.................................................................  $  17,254  $  24,665  $  14,771  $  25,276
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

    The valuation allowance relates principally to net operating losses of acquired subsidiaries and excess unused foreign tax credits. The use of such losses and credits in reducing future tax liabilities is subject to substantial limitations. Use of the losses in the future will primarily reduce goodwill associated with those acquisitions.

    During 1997, the valuation allowance was increased $587,000 to reflect excess unused foreign tax credits and $47,000 to offset the benefit of current operating losses of a foreign subsidiary.

    Income tax expense differs from the amount of income tax determined by applying the statutory federal rate to pre-tax income because of the following (in thousands):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Income tax provision at statutory federal tax rate...........  $  15,918  $  11,141  $  12,147
State income taxes (net of federal benefit)..................      2,098      1,146      1,500
Foreign operations...........................................        911        774        787
Goodwill amortization........................................        996        909        676
Other........................................................        (93)         4        (13)
                                                               ---------  ---------  ---------
Income tax provision.........................................  $  19,830  $  13,974  $  15,097
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES (CONTINUED)
    At January 31, 1998, the Company had remaining net operating loss carryforwards of $1,975,000 of which $1,920,000 will not expire, including loss carryforwards subject to the valuation allowance discussed above. These arose principally as a result of the acquisition of foreign operations and will reduce income taxes payable to the extent of future taxable income from those operations. Foreign tax credit carryovers of $1,213,000, subject to the valuation allowance discussed above, expire in 2002 and 2003.

10. COMPUTATION OF EARNINGS PER SHARE

    The following table presents the computation of basic and diluted earnings per share for the years ended January 31, 1998, 1997 and 1996 (in thousands, except for per share amounts):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Net earnings--basic..........................................  $  25,651  $  17,857  $  19,609
Decrease in interest expense, net of income taxes, for the
  assumed conversion of the convertible debentures...........        900      2,736      2,736
                                                               ---------  ---------  ---------
Adjusted net earnings--diluted...............................  $  26,551  $  20,593  $  22,345
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Average shares outstanding--basic............................     10,653      8,677      8,864
Diluted effect of stock options..............................        479        359        349
Conversion of convertible debentures.........................      2,623      4,581      4,581
                                                               ---------  ---------  ---------
Average shares outstanding--diluted..........................     13,755     13,617     13,794
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Basic earnings per share.....................................  $    2.41  $    2.06  $    2.21
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Diluted earnings per share...................................  $    1.93  $    1.51  $    1.62
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

11. RETIREMENT PLANS

    The Company maintains a variety of retirement plans, including pension plans, covering substantially all employees, and supplemental retirement plans, covering executives. Defined benefit plans cover the majority of union employees and are based on an amount per year of service formula and also certain non-union employees based on an average compensation formula. Substantially all salaried employees are covered by defined contribution plans. The Company makes contributions to the plans in accordance with ERISA and IRS regulations and amortizes past service cost over the average remaining service life of active employees.

    As discussed in note 3, the Company acquired all of the outstanding shares of Brenco in 1996. Accordingly, all activity related to Brenco's two defined benefit plans have been included in accrued pension cost and net defined benefit pension expense since acquisition. In addition, activity related to Brenco's defined contribution plan has been included in net defined contribution plan expense since acquisition.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. RETIREMENT PLANS (CONTINUED)
    As discussed in note 4, the Company sold the assets and liabilities of the laboratory appliance division of Precision Scientific, Inc. in 1996. Accordingly, all activity related to the employees of the laboratory appliance division of Precision Scientific, Inc.'s defined benefit plan has been excluded from the January 31, 1997 funded status information.


    Under the Varlen Corporation Profit Sharing and Retirement Savings Plan, employee deferrals of compensation may be made and the Company will match up to 25% of the first 6% deferred by each employee. Additionally, discretionary amounts of not less than 2% of eligible salaries and wages are contributed by the Company. Under the Brenco Supplemental Pension Plan, a defined contribution plan, employee deferrals of compensation may be made of up to 20% of eligible pay with the Company providing additional annual contributions to participant's accounts of 5% of eligible pay. The Company makes contributions to union-sponsored multi-employer defined benefit plans in accordance with negotiated labor contracts.


    The following table sets forth the funded status of the Company's defined benefit and supplemental pension plans and amounts recognized in the Company's consolidated balance sheets at January 31, 1998 and 1997 (in thousands):

                                                                            OVERFUNDED PLANS     Underfunded Plans
                                                                          --------------------  --------------------
                                                                              JANUARY 31,           January 31,
                                                                            1998       1997       1998       1997
                                                                          ---------  ---------  ---------  ---------
Actuarial present value of:
  Vested benefits.......................................................  $  22,157  $   6,381  $   4,242  $  15,486
  Non-vested benefits...................................................        873        263      1,002      1,237
                                                                          ---------  ---------  ---------  ---------
Accumulated benefit obligation..........................................     23,030      6,644      5,244     16,723
Effect of projected salary increases....................................      3,775         --      1,210      4,748
                                                                          ---------  ---------  ---------  ---------
Projected benefit obligation............................................     26,805      6,644      6,454     21,471
Fair value of plan assets (primarily equity and fixed income
  investments)..........................................................     27,992      7,297        882     15,409
                                                                          ---------  ---------  ---------  ---------
Funded status at January 31.............................................      1,187        653     (5,572)    (6,062)
Unrecognized net gain...................................................     (3,086)      (332)      (258)    (1,311)
Unrecognized prior service cost.........................................        833        851        (26)       (34)
Liability at date of transition.........................................        111        139        319        391
Adjustment for the minimum liability....................................         --         --       (249)      (147)
                                                                          ---------  ---------  ---------  ---------
(Accrued) prepaid pension cost..........................................  $    (955) $   1,311  $  (5,786) $  (7,163)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

    During fiscal 1997, the Brenco Retirement Plan, which was underfunded in 1996, became overfunded and is now included in the overfunded plans column at January 31, 1998. This plan accounts for approximately $19,000,000 in both projected benefit obligations and fair value of plan assets at January 31, 1998 and accrued pension costs of $2,500,000 at January 31, 1998.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. RETIREMENT PLANS (CONTINUED)

    Net retirement plan expense for 1997, 1996 and 1995 consists of the following (in thousands):

                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
Service cost-benefits earned during the period....................................  $   1,297  $     888  $     474
Net deferral and amortization.....................................................      3,540        615      1,002
Interest on projected benefit obligation..........................................      2,089      1,273        664
Actual return on plan assets......................................................     (5,354)    (1,626)    (1,379)
                                                                                    ---------  ---------  ---------
Net defined benefit pension expense...............................................      1,572      1,150        761
Net multi-employer defined benefit pension expense................................        623        494        501
Net defined contribution plan expense.............................................      4,092      2,873      2,654
                                                                                    ---------  ---------  ---------
                                                                                    $   6,287  $   4,517  $   3,916
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 5%, respectively, in 1997 and 7.5% and 5%, respectively, in both 1996 and 1995. The expected long-term rate of return on plan assets was 9% in 1997 and 1995 and ranged from 8.5% to 9% in 1996.

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Certain of the Company's subsidiaries maintain benefit plans which provide their employees postretirement medical and life insurance benefits. Eligibility for the plans range from employees retiring at age 55 with a minimum of 5 years of service to employees retiring at age 65 with a minimum of 15 years of service. The Company continues to fund benefit costs primarily on a pay-as-you-go basis and made benefit payments totaling approximately $61,000 during 1997, $34,000 during 1996 and $20,000 during 1995. As discussed in note 3, the Company acquired all of the outstanding shares of Brenco in 1996. Accordingly, amounts related to Brenco's postretirement benefits has been included in accrued postretirement benefit cost and net postretirement benefit cost since acquisition.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
    The following table sets forth the plan's funded status, reconciled with amounts recognized in the Company's consolidated balance sheets at January 31, 1998 and 1997 (in thousands):

                                                                                January 31
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
Accumulated postretirement benefit obligation (APBO):
  Retirees...............................................................  $  (1,352) $  (1,079)
  Fully eligible active plan participants................................       (801)      (827)
  Other active plan participants.........................................     (3,695)    (3,051)
                                                                           ---------  ---------
Total APBO...............................................................     (5,848)    (4,957)
  Plan assets at fair value (primarily fixed income securities)..........        197        227
                                                                           ---------  ---------
APBO in excess of plan assets............................................     (5,651)    (4,730)
Unrecognized net loss (gain).............................................        647        283
Unrecognized prior service cost..........................................       (280)      (306)
                                                                           ---------  ---------
Accrued postretirement benefit cost......................................  $  (5,284) $  (4,753)
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net postretirement benefit costs for 1997, 1996 and 1995 consist of the following (in thousands):

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Service cost--benefits attributed to service during the year..........  $     281  $     227  $     147
Interest on accumulated postretirement benefit obligation.............        348        302        242
Net deferral and amortization.........................................        (53)       (42)       (42)
Actual return on plan assets..........................................         15          6          2
                                                                        ---------  ---------  ---------
Net postretirement benefit cost.......................................  $     591  $     493  $     349
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The assumed health care cost trend rate used in measuring the APBO for pre-age 65 employees is 9% in 1998, declining approximately 1% per year to 5.5% in 2002, and for post-age 65 employees is 6% in 1998 and ultimately declining
 .5% to 5.5% in 1999. The weighted average discount rate used in determining the APBO was 7.25% in 1997 and between 7.5% and 7.75% in 1996. Salary increases are assumed to be 5% per year to retirement age in both years and the expected long-term rate of return on plan assets, was 9% in each of 1997, 1996 and 1995.

    If the health care cost trend rate assumptions were increased by 1 percent, the APBO as of January 31, 1998 would be increased by 17%. The effect of this change on the sum of the service cost and interest cost in 1997 would be an increase of 23%.

13. STOCK INCENTIVE PLANS

    The Company had three stock option plans in effect during 1997. One of the stock option plans expired on March 31, 1990 as to future grants. Under the three plans, either Incentive Stock Options or Non-qualified Stock Options can be granted, as determined by the Compensation Committee of the

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. STOCK INCENTIVE PLANS (CONTINUED)
Company's Board of Directors (the "Committee"). Non-qualified Stock Options can be granted for terms of up to 10 years and with an option price that is less than the market value of the Company's common stock on the date of grant, but if less than market value, then not less than book value; such option price may not be less than 50% of market value under the 1989 plan and not less than 85% of market value under the 1993 plan. Incentive Stock Options can be granted for terms of up to 10 years and with an option price that is not less than the market value of the Company's Common Stock on the date of grant. A summary of the changes in outstanding stock options, including options granted under prior plans is as follows:

                                                           1997                    1996                    1995
                                                  ----------------------  ----------------------  ----------------------
                                                              WEIGHTED                Weighted                Weighted
                                                               AVERAGE                 Average                 Average
                                                              EXERCISE                Exercise                Exercise
                                                   SHARES       PRICE      Shares       Price      Shares       Price
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Options outstanding at beginning of
 period.........................................    573,758   $    9.33     464,220   $    8.51     481,998   $    7.91
Granted.........................................    115,500       13.27     129,563       12.34      94,380       10.68
Exercised.......................................    (84,462)       8.34     (12,122)       7.88     (83,529)       6.95
Expired or terminated...........................    (17,182)      11.66      (7,903)      10.93     (28,629)      10.05
                                                  ---------  -----------  ---------  -----------  ---------  -----------

Options outstanding at year end.................    587,614   $   10.18     573,758   $    9.33     464,220   $    8.51
                                                  ---------  -----------  ---------  -----------  ---------  -----------
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Options exercisable at year end.................    304,848   $    8.26     297,001   $    7.36     211,991   $    6.28
                                                  ---------  -----------  ---------  -----------  ---------  -----------
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Options available for grant at year end.........    169,520                 267,838                 389,498
                                                  ---------               ---------               ---------
                                                  ---------               ---------               ---------
Weighted-average fair value of options granted
 during the year................................              $   4.89*               $   5.69*               $   5.20*
                                                             -----------             -----------             -----------
                                                             -----------             -----------             -----------

------------------------

* Determined using the Black-Scholes valuation model.

    The Company also has two stock compensation plans which have been in effect since 1993. The Directors Incentive Stock Grant Plan provides for the automatic annual award of $12,000 in shares of Common Stock at par value to each director who is not an employee of the Company or $6,000 in shares of Common Stock if the director takes office after the six month anniversary of the previous annual meeting of the Company. An aggregate of 40,826 shares of Common Stock are available for grant under this plan of which 16,802 have been granted. The Deferred Incentive Stock Purchase Plan provides for an offer to selected officers and other key employees, as determined by the Committee, of rights to purchase Common Stock of the Company at a price determined by the Committee which cannot be less than (1) book value at the grant date for executive officers or (2) the lesser of book value or $3.00 below market price on the date of the grant for other key employees. Quarterly deposits are made by the participant over a five-year period toward the purchase price of the shares, which are issued to the participant upon receipt of the final payment under the plan. An aggregate of 272,250 rights are available for grant under this plan, of which 190,574 are outstanding at $7.35 per right and 26,250, which were granted in 1997, are

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. STOCK INCENTIVE PLANS (CONTINUED)
outstanding at $10.79 per right. The weighted-average fair value of the rights granted in 1997 is $4.65 per right as determined using the Black-Scholes valuation model. There are 41,133 rights available for issuance at January 31, 1998.

    The Company has adopted the disclosure-only provisions of SFAS No. 123. Compensation expense recognized in income in 1997, 1996 and 1995 for stock-based employee compensation awards under APB 25 totaled approximately $405,000, $393,000 and $344,000, respectively. If the Company had elected to recognize compensation expense for its stock-based compensation plans consistent with the methods prescribed by SFAS No. 123, net earnings and net earnings per share would have been changed to the pro forma amounts shown below (in thousands, except per share amounts):

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Net earnings.....................................  As reported     $  25,651  $  17,857  $  19,609
                                                   Pro forma       $  25,458  $  17,767  $  19,571

Basic earnings per share.........................  As reported     $    2.41  $    2.06  $    2.21
                                                   Pro forma       $    2.39  $    2.05  $    2.21

Diluted earnings per share.......................  As reported     $    1.93  $    1.51  $    1.62
                                                   Pro forma       $    1.92  $    1.51  $    1.62

    The following table summarizes the weighted average remaining contractual life and weighted average exercise price of options outstanding at January 31, 1998 and the weighted average exercise price of options exercisable at January 31, 1998:

                                           OPTIONS OUTSTANDING
                                -----------------------------------------    OPTIONS EXERCISABLE
                                               WGTD. AVG.                  ------------------------
                                  NUMBER        REMAINING     WGTD. AVG.     NUMBER     WGTD. AVG.
                                OUTSTANDING    CONTRACTUAL     EXERCISE    EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICES        AT YEAR END       LIFE           PRICE     AT YEAR END     PRICE
------------------------------  -----------  ---------------  -----------  -----------  -----------
$4 to $7......................     153,537            3.4      $    5.81      153,537    $    5.81
$7 to $11.....................     166,521            6.1          10.51      109,363        10.39
$11 to $16....................     264,556            8.3          12.44       41,948        11.67
$16 to $21....................       3,000            9.8          20.88           --           --
                                -----------                                -----------
                                   587,614                                    304,848
                                -----------                                -----------
                                -----------                                -----------

    The fair value of stock options used to compute the pro forma net earnings and net earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used for 1997, 1996 and 1995: dividend yield of 1.5%; expected volatility of 24.6%; risk free interest rates ranging from 6.2% to 7.1%; and an expected life of seven years, five years for The Deferred Incentive Stock Purchase Plan.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. INDUSTRY SEGMENTS

    Information relating to the Company's segments is as follows (in thousands):

                                                     OPERATING   IDENTIFIABLE   CAPITAL     DEPRECIATION
                                        NET SALES     PROFIT       ASSETS     EXPENDITURES  AMORTIZATION
                                        ----------  -----------  -----------  ------------  ------------
1997
Transportation products...............  $  484,397   $  58,466    $ 369,055    $   18,465    $   22,382
Petroleum analyzers**.................      37,857       4,727       38,944           192         1,339
                                        ----------  -----------  -----------  ------------  ------------
                                           522,254      63,193      407,999        18,657        23,721
Corporate.............................          --      (8,410)      11,102           119           753
Net interest expense..................          --      (9,302)          --            --            --
                                        ----------  -----------  -----------  ------------  ------------
Total.................................  $  522,254   $  45,481    $ 419,101    $   18,776    $   24,474
                                        ----------  -----------  -----------  ------------  ------------
                                        ----------  -----------  -----------  ------------  ------------
1996
Transportation products...............  $  363,999   $  37,407    $ 348,417    $   17,628    $   16,543
Petroleum analyzers**.................      45,476       9,781*      34,695           431         1,731
                                        ----------  -----------  -----------  ------------  ------------
                                           409,475      47,188      383,112        18,059        18,274
Corporate.............................          --      (6,617)      10,766           134           824
Net interest expense..................          --      (8,740)          --            --            --
                                        ----------  -----------  -----------  ------------  ------------
Total.................................  $  409,475   $  31,831    $ 393,878    $   18,193    $   19,098
                                        ----------  -----------  -----------  ------------  ------------
                                        ----------  -----------  -----------  ------------  ------------
1995
Transportation products...............  $  317,122   $  36,855    $ 150,801    $   22,428    $   10,609
Petroleum analyzers**.................      69,865       9,035       57,207           904         2,925
                                        ----------  -----------  -----------  ------------  ------------
                                           386,987      45,890      208,008        23,332        13,534
Corporate.............................          --      (6,717)      22,866            95           725
Net interest expense..................          --      (4,467)          --            --            --
                                        ----------  -----------  -----------  ------------  ------------
Total.................................  $  386,987   $  34,706    $ 230,874    $   23,427    $   14,259
                                        ----------  -----------  -----------  ------------  ------------
                                        ----------  -----------  -----------  ------------  ------------

------------------------

 * Includes a $3.7 million pre-tax gain on the sale of a division.

** This business segment was formerly known as the Analytical Instruments segment.

    Sales to one customer by a company in the transportation products segment aggregated 15% of consolidated net sales in each of 1997, 1996, and 1995. In addition, sales of one product to customers of the transportation products segment aggregated 12%, 12% and 14% of consolidated net sales in 1997, 1996 and 1995, respectively, and sales of two other products to customers of the transportation product segment were 14% of one product and 11% of another product of consolidated net sales in 1997 and 1995, respectively.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. INDUSTRY SEGMENTS (CONTINUED)
    Information relating to the Company by geographic area is as follows (in thousands):

                                                                          NET      IDENTIFIABLE
                                                           NET SALES    EARNINGS     ASSETS
                                                           ----------  ----------  -----------
1997
Domestic Operations......................................  $  469,265  $   35,432   $ 370,727
European Operations......................................      52,989       1,453      48,374
                                                           ----------  ----------  -----------
                                                              522,254      36,885     419,101
Corporate and net interest expense.......................          --     (11,234)         --
                                                           ----------  ----------  -----------
Total....................................................  $  522,254  $   25,651   $ 419,101
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------
1996
Domestic Operations......................................  $  381,993  $   27,321*  $ 366,051
European Operations......................................      27,482         187      27,827
                                                           ----------  ----------  -----------
                                                              409,475      27,508     393,878
Corporate and net interest expense.......................          --      (9,651)         --
                                                           ----------  ----------  -----------
Total....................................................  $  409,475  $   17,857   $ 393,878
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------
1995
Domestic Operations......................................  $  358,881  $   26,179   $ 198,346
European Operations......................................      28,106         360      32,528
                                                           ----------  ----------  -----------
                                                              386,987      26,539     230,874
Corporate and net interest expense.......................          --      (6,930)         --
                                                           ----------  ----------  -----------
Total....................................................  $  386,987  $   19,609   $ 230,874
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

------------------------

 *  Includes a $2.1 million after-tax gain on the sale of a division.

    Export sales from the Company's United States operations were 11%, 10% and 10%, respectively, of consolidated net sales in 1997, 1996, and 1995.

15. STOCKHOLDERS' EQUITY

    On September 29, 1997, the Company's Board of Directors declared a three-for-two stock split in the form of a stock dividend payable on November 18, 1997, to stockholders of record on October 31, 1997. The dividend resulted in the issuance of approximately 4.4 million new shares of Common Stock. All share and per share amounts have been restated to reflect the stock dividend.

    On May 29, 1996, the Company's Board of Directors declared a 10% stock dividend payable on July 15, 1996 to stockholders of record on July 1, 1996. The dividend resulted in the issuance of approximately 522,000 new shares of Common Stock and the reissuance of the remaining 262,500 shares of Common Stock held in treasury.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. STOCKHOLDERS' EQUITY (CONTINUED)
    On January 4, 1996, the Company's Board of Directors authorized the purchase of up to 500,000 shares of its Common Stock or the equivalent amount of its 6 1/2 percent convertible subordinated debentures by the Company. As of January 31, 1998, 181,000 shares (before restatement for the stock dividends) of the Company's Common Stock were purchased under this authorization and recorded as treasury shares, at cost.

    On May 22, 1995, the Company's Board of Directors authorized a 10% stock dividend payable on July 10, 1995 to stockholders of record on June 23, 1995. The dividend resulted in the issuance of approximately 805,500 new shares of Common Stock.

    Retained earnings at January 31, 1998 includes $380,000 for stock subscriptions receivable, $2,734,000, net of deferred income taxes, for unrealized currency translation losses and $124,000, net of deferred income taxes, for an additional minimum pension liability. Retained earnings at January 31, 1997 includes $464,000 for stock subscriptions receivable, $283,000, net of deferred income taxes, for unrealized currency translation gains and $51,000, net of deferred income taxes, for an additional minimum pension liability. Retained earnings at January 31, 1996 includes $697,000 for stock subscriptions receivable, $1,482,000, net of deferred income taxes, for unrealized currency translation gains and $45,000, net of deferred income taxes, for an additional minimum pension liability.

16. STOCK PURCHASE RIGHTS

    On June 18, 1996, the Company's Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Common Stock of the Company. The Rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a control premium. The Rights do not prevent a takeover, but encourage anyone seeking to acquire the Company to negotiate with the Company's Board of Directors prior to attempting a takeover.

    Each Right entitles shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $45.45. The Rights can be exercised if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer for 15% or more of the Common Stock. The Company's Board is entitled to redeem the Rights at one cent per Right at any time before any such person hereafter acquires 15% or more of the outstanding Common Stock.

    If a person acquires 15% or more of the Company's outstanding Common Stock, each Right entitles its holder to purchase, at the Right's exercise price, a number of shares of the Company's Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder become void and cannot be exercised to purchase shares at the bargain purchase price.

    If the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's Common Stock, each Right entitles its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The following information is presented in thousands of dollars, except per share amounts:

                                                                        FIRST       SECOND      THIRD       FOURTH
                                                                       QUARTER     QUARTER     QUARTER     QUARTER
                                                                      ----------  ----------  ----------  ----------
Net sales................................................       1997  $  123,975  $  125,471  $  135,830  $  136,978
                                                                1996      91,975      91,025     119,898     106,577

Gross profit.............................................       1997      29,405      30,397      33,882      35,986
                                                                1996      23,797      22,479      28,245      25,927

Net earnings.............................................       1997       5,009       5,438       7,675       7,529
                                                                1996       4,822       5,900       4,137       2,998

Basic earnings per share.................................       1997        0.58        0.63        0.64        0.57
                                                                1996        0.55        0.68        0.48        0.35

Diluted earnings per share...............................       1997        0.42        0.45        0.52        0.54
                                                                1996        0.40        0.49        0.35        0.27

                   QUARTERLY MARKET AND DIVIDEND INFORMATION

                                                     1997                      1996
                                            -----------------------   -----------------------
          FISCAL QUARTER                       HIGH         LOW          High         Low
          --------------------------------  ----------   ----------   ----------   ----------
          First...........................    15  21/64    12  11/64    15  6/16     13  5/8
          Second..........................    21  37/64    15           15  58/64    13  3/16
          Third...........................    31  5/6      19  37/64    15  3/4      13  59/64
          Fourth..........................    30  1/4      23  1/4      15           12  1/2

    The Company paid a $.06 quarterly dividend in both 1997 and 1996. The Company estimates its number of shareholders of Common Stock, $.10 par value, is approximately 3,300 as of January 31, 1998, which includes approximately 400 shareholders of record and 2,900 who hold shares in "nominee" or "street" name.

                              REPORT BY MANAGEMENT

    Management is responsible for the consolidated financial statements which have been prepared by the Company in accordance with generally accepted accounting principles applied on a consistent basis. The financial statements necessarily include amounts based on judgments and estimates by management as required by the accounting process. Management also prepared the other financial information in this document.

    The Company's system of internal accounting control, which is applied by operating and financial managers, has been designed to provide reasonable assurance that assets are safeguarded, that transactions are executed and recorded in accordance with management's established policies and procedures, and that accounting records are adequate for preparation of financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management's judgment with respect to the relative cost and expected benefits of specific control measures.

    Varlen's internal audit function reviews the accounting records, financial controls and practices on a planned, rotational basis to determine compliance with corporate policies. The consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors appointed by the Board of Directors. Their responsibility is to audit the Company's consolidated financial statements in accordance with generally accepted auditing standards and to express their opinion with respect to the statements being presented fairly in conformity with generally accepted accounting principles.

    The Audit Committee, which is composed solely of outside directors, meets with and reviews the activities of corporate financial management and the independent auditors to ascertain that each is properly discharging its responsibility. The independent auditors and management have unrestricted access to the Audit Committee, which meets periodically to review accounting, auditing, internal control and financial reporting matters.

Richard L. Wellek                              Richard A. Nunemaker
Chairman and                                   Vice President, Finance and
Chief Executive Officer                        Chief Financial Officer
March 2, 1998

                          INDEPENDENT AUDITORS' REPORT

    We have audited the accompanying consolidated balance sheets of Varlen Corporation and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1998, appearing on pages F-8 through F-12. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Varlen Corporation and subsidiaries as of January 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Chicago, Illinois
March 2, 1998

OFFICERS

RICHARD L. WELLEK, age 59      GEORGE W. HOFFMAN, age 57      VICKI L. CASMERE, age 40
Chairman (1997) and Chief      Vice President (1990);         Vice President, General
Executive Officer; President   President of Keystone          Counsel and Secretary (1996);
and Chief Executive Officer    Industries (1984); Executive   Corporate Counsel of Caremark
(1983); Various Varlen         Vice President of Operations   Inc. (1992-1996), Vice
Executive and Operational      of Keystone Industries         President (1994); B.S.
positions (1968-1983); B.S.    (1979-1984); B.S. Chemical     Finance University of
Industrial Management          Engineering University of      Illinois; J.D. The John
University of Illinois         Pittsburgh                     Marshall Law School

RAYMOND A. JEAN, age 55        RICHARD A. NUNEMAKER, age 49
President (1997) and Chief     Vice President, Finance and
Operating Officer; Executive   Chief Financial Officer
Vice President and Chief       (1991); Vice President,
Operating Officer (1993);      Controller (1987); B.S.
Group Vice President           Accountancy; M.A.S.
(1988-1992); B.S. Engineering  University of Illinois,
Physics University of Maine;   C.P.A.
MBA University of Chicago

SHARES LISTED

    Varlen Corporation common stock is traded on the Nasdaq Stock Market under the symbol VRLN.

                                                                       EXHIBIT A

        RELEVENT TEXT OF ARTICLE FOURTH PRIOR TO THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF VARLEN CORPORATION

    FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is twenty million five hundred thousand (20,500,000), of which five hundred thousand (500,000) shares shall be Preferred Stock with a par value of one dollar ($1.00) per share and of which twenty million (20,000,000) shares shall be Common Stock with a par value of ten cents ($.10) per share. The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                      PROPOSED AMENDMENT TO ARTICLE FOURTH
           OF THE CERTIFICATE OF INCORPORATION OF VARLEN CORPORATION

    The first paragraph of Article FOURTH shall be replaced with the following paragraph:

    FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is forty million five hundred thousand (40,500,000), of which five hundred thousand (500,000) shares shall be Preferred Stock with a par value of one dollar ($1.00) per share and of which forty million (40,000,000) shares shall be Common Stock with a par value of ten cents ($.10) per share. The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                                                                       EXHIBIT B

                               VARLEN CORPORATION
                      1998 LONG-TERM EQUITY INCENTIVE PLAN

    1.  PURPOSE.

    This plan shall be known as the Varlen Corporation 1998 Long-Term Equity Incentive Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of Varlen Corporation (the "Company") and its Subsidiaries by (i) providing certain directors, officers and other employees of, and certain other individuals who perform significant services for, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights ("SARs"), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing may be made under the Plan.

    2.  DEFINITIONS.

        (a) "BOARD OF DIRECTORS" and "BOARD" mean the board of directors of Varlen Corporation.

        (b) "CAUSE" means the occurrence of one of the following events:

              (i)
               Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

             (ii)
               Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

            (iii)
               Willful refusal to perform, or substantial disregard of, duties properly assigned, as determined by the Company; or

             (iv)
               Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a
       Subsidiary.

        (c) "CHANGE IN CONTROL" means the occurrence of one of the following events:

              (i)
               if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

             (ii)
               during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

            (iii)
               the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) following which the Company's chief executive officer and directors retain their positions with the surviving entity (and constitute at least a majority of the surviving entity's board of directors); or

             (iv)
               the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale to an Exempt Person.

        (d) "CODE" means the Internal Revenue Code of 1986, as amended.

        (e) "COMMITTEE" means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, or a subcommittee thereof consisting solely of two or more members of the full Committee, as appointed by the Board.

        (f) "COMMON STOCK" means the common stock, par value $.10 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

        (g) "COMPETITION" is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

        (h) "DISABILITY" means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

        (i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        (j) "EXEMPT PERSON" means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

        (k) "FAIR MARKET VALUE" of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the "Market") for the immediately preceding trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Committee; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or withholding taxes and to compute the withholding taxes.

        (l) "INCENTIVE STOCK OPTION" means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

        (m) "NON-EMPLOYEE DIRECTOR" has the meaning given to such term in Rule 16b-3 under the Exchange Act.

        (n) "NONQUALIFIED STOCK OPTION" means any stock option other than an Incentive Stock Option.

        (o) "OTHER COMPANY SECURITIES" mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

        (p) "RETIREMENT" means retirement as defined under any Company pension plan or retirement program or termination of one's employment on retirement with the approval of the Committee.

        (q) "SUBSIDIARY" means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

    3.  ADMINISTRATION.

    The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term "Committee" shall be deemed to mean the Board for all purposes herein. The Committee shall consist of at least two directors. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) modify the terms of grants made under the Plan, (iv) interpret the Plan and grants made thereunder, (v) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person's own willful misconduct or as expressly provided by statute.

    The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company's general creditors.

    4.  SHARES AVAILABLE FOR THE PLAN.

    Subject to adjustments as provided in Section 15, an aggregate of 500,000 shares of Common Stock (the "Shares") may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued, or shares which are held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, such unpurchased or forfeited Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised.

    Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 17 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

    5.  PARTICIPATION.

    Participation in the Plan shall be limited to those directors (including Non-Employee Directors) and officers (including non-employee officers) of, and employees and other individuals performing significant services for (including non-employees to whom offers of employment have been extended by), the Company and its Subsidiaries, in each case as selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ of, or the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

    Incentive Stock Options or Nonqualified Stock Options, SARs, alone or in tandem with options, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called "optionees" or "grantees," as the case may
be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

    6.  INCENTIVE AND NONQUALIFIED OPTIONS.

    The Committee may from time to time grant to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code). In any one calendar year, the Committee shall not grant to any one participant options or SARs to purchase a number of shares of Common Stock in excess of 10% of the total number of shares authorized under the Plan. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

    It is the Company's intent that Nonqualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such nonqualification, the stock option represented thereby shall be regarded as a Nonqualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan's requirements for Nonqualified Stock Options.

        (a) PRICE. The price per Share deliverable upon the exercise of each option ("exercise price") shall be established by the Committee, except that in the case of the grant of any option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less that 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code.

        (b) PAYMENT. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft or money order), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options' exercise,
    (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing. Options may also be exercised upon payment of the exercise price of the Shares to be acquired by delivery of the optionee's promissory note, but only to the extent specifically approved by and in accordance with the policies of the Committee.

    In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by
(A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee's broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the share(s) of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

    In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Share(s) withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

        (c) TERMS OF OPTIONS. The term during which each option may be exercised shall be determined by the Committee, but, except as otherwise provided herein, in no event shall an option be exercisable in whole or in part, in the case of a Nonqualified Stock Option or an Incentive Stock Option (other than as described below), more than ten years from the date it is granted or, in the case of an Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, if required by the Code, more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Unless otherwise provided herein or in the terms of the related grant, an optionee may exercise an option only if he or she is, and has continuously since the date the option was granted, been a director, officer or employee of, or performed other services for, the Company or a Subsidiary. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

        (d) LIMITATIONS ON GRANTS. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code) may not exceed $100,000.

        (e)  TERMINATION; CHANGE IN CONTROL.

              (i)
               If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of one year from the date of such death or Disability, but in no event after the expiration date of the options or SARs. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 422(e)(3) of the Code, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Nonqualified Stock Options under the Plan if required to be so treated under the Code.

             (ii)
               If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, all of the participant's options and SARs which are then vested shall remain exercisable for 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs, provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Committee. Upon the occurrence of such

       Retirement, all of the participant's options and SARs which are not yet vested shall become fully vested and exercisable only at the discretion of, and on the terms prescribed by, the Committee.

            (iii)
               If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, all of the participant's options and SARs shall be forfeited immediately upon such cessation, whether or not then exercisable.

             (iv)
               Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant's options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs, provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Committee and
       (B) all of the participant's options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

              (v)
               Unless the Committee decides to otherwise provide for the accelerated vesting of all options and SARs in the event of a
       Change in Control, if there is a Change in Control of the Company and participant is terminated from being a director, officer or employee of, or from performing other services for, the Company or any Subsidiary within one year following such Change in Control, all of the participant's options and SARs shall become fully vested and exercisable immediately upon the date of such cessation and shall remain so for a period of one year from the date of such cessation, but in no event after the expiration date of the options or SARs. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Nonqualified Stock Options under the Plan if required to be so treated under the Code.

        (f) GRANT OF RELOAD OPTIONS. The Committee may provide (either at the time of grant or exercise of an option), in its discretion, for the grant to a grantee who exercises all or any portion of an option ("Exercised Options") and who pays all or part of such exercise price with shares of Common Stock, of an additional option (a "Reload Option") for a number of shares of Common Stock equal to the sum (the "Reload Number") of the number of shares of Common Stock tendered or withheld in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of shares of Common Stock, if any, tendered or withheld by the grantee or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

    7.  STOCK APPRECIATION RIGHTS.

    The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify.

    No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

    SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

    Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in Shares having a Fair Market Value equal to such amount, in Other Company Securities having a Fair Market Value equal to such amount or in a combination thereof.

    All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

    8.  RESTRICTED STOCK.

    The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise provided in the third paragraph of this
Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

    The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant's behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant's restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

    Unless the Committee decides to otherwise provide for the lapse of all restrictions in the event of a Change in Control, if there is a Change in Control and participant is terminated from being a director, officer or employee of, or from performing other services for, the Company and any Subsidiary within one year following such Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Disability during any period of restriction, all restrictions on Shares granted to such participant shall lapse. Except as otherwise provided by the Committee, at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed or do not thereupon lapse shall be immediately forfeited to the Company. Upon the occurrence of Retirement prior to the end of any period of restriction, the Committee, at its discretion, may allow such restrictions to lapse.

    9.  PERFORMANCE AWARDS.

    Performance awards may be granted to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards so granted to a participant and the appropriate period over which performance is to be measured (a "performance cycle"). Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

    The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee.

    The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals, objectives and/or cycle duration for such cycle for such reasons as it deems equitable.

    The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, Other Company Securities, or any combination thereof, as the Committee may determine.

    A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that, except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company's performance over that portion of such cycle.

    If there is a Change in Control and participant is terminated from being a director, officer or employee of, or from performing other services for, the Company or any Subsidiary within one year following such Change in Control, a participant shall earn no less than the proportionate portion of the performance award that the participant would have earned if the performance cycle(s) had terminated as of the date of such cessation following the Change in Control.

    10.  WITHHOLDING TAXES.

        (a) PARTICIPANT ELECTION. Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver shares of Common Stock pursuant to this Section 10(a), such delivery must be made subject to the conditions and pursuant to the procedures set forth in
    Section 6(b) with respect to the delivery of Common Stock in payment of the exercise price of options.

        (b) COMPANY REQUIREMENT. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of Shares under the Plan, or to retain or sell without notice a sufficient number of the Shares to be issued to such grantee to cover any such taxes, the payment of which has not otherwise been provided for in accordance with the terms of the Plan, provided that the Company shall not sell any such Shares if such sale would be considered a sale by such grantee for purposes of Section 16 of the Exchange Act that is not exempt from matching thereunder.

    11.  WRITTEN AGREEMENT; VESTING.

    Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8 and 9 in connection with a Change in Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

    12.  TRANSFERABILITY.

    Unless the Committee determines otherwise, no option, SAR, performance award, or restricted stock granted under the Plan shall be transferable by a participant otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option, SAR, or performance award may be exercised only by the optionee or grantee thereof or his guardian or legal representative; provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder.

    13.  LISTING, REGISTRATION AND QUALIFICATION.

    If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out and no Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

    It is the intent of the Company that the Plan comply in all respects with
Section 162(m) of the Code, that awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Section 162(m), such provision shall be deemed null and void to the extent required to permit the Plan to comply with Section 162(m), as the case may be.

    14.  TRANSFER OF EMPLOYEE.

    The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

    15.  ADJUSTMENTS.

    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property reserved for issuance under the Plan, in the number and kind of Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding options, SARs, performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

    Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in
Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if the vested portion of their options had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.

    16.  TERMINATION AND MODIFICATION OF THE PLAN.

    The Board of Directors or the Committee, without approval of the stockholders, may modify or terminate the Plan, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any listing requirement of the principal stock exchange on which the Common Stock is then listed.

    17.  AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE PLAN.

    The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, in its discretion, permit holders of awards under the Plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the Plan.

    18.  COMMENCEMENT DATE; TERMINATION DATE.

    The date of commencement of the Plan shall be June 1, 1998, subject to approval by the shareholders of the Company. The Plan may terminate upon the adoption of a resolution of the Board terminating the Plan, in which event termination of the Plan shall not materially and adversely affect any of the rights or obligations of any person, without his consent, under any grant of options or other incentives theretofore granted under the Plan.

    19.  GOVERNING LAW.

    The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions.

                             VARLEN CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES FOR
DIRECTOR AND FOR PROPOSALS 2 AND 3

1.  Election of Directors for a One Year Term:
    Nominees:  Raymond A. Jean, Ernest H. Lorch, L. William Miles,
               Greg A. Rosenbaum, Joseph J. Ross, Theodore A. Ruppert and Richard L. Wellek.

                                Withheld               For all
            For all             from all          nominees except as
           nominees             nominees            marked below


             / /                  / /                   / /


*   Withhold my vote for the following nominees:

-----------------------------------------------------------
Comments:



2. To approve a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock, par value $.10 per share from 20,000,000 to 40,000,000.

                 For              Against            Abstain

                 / /                / /                 / /

3. To approve a proposal to adopt the Company's 1998 Long-Term Equity Incentive Plan in the form approved by the Company's Board of Directors.

                 For              Against            Abstain

                 / /                / /                 / /

4. In their discretion, upon any other matter which may properly come before the Annual Meeting of any adjournment or adjournments thereof.

A majority of such proxies as shall be present at the meeting (or if only one shall be present then that one) may exercise all the power of the proxies hereunder. The undersigned hereby revokes all proxies heretofore given with respect to the voting of such stock at such Annual Meeting. The undersigned hereby acknowledges receipt of the Company's Proxy Statement dated April 17, 1998, and of its Annual Report for the fiscal year ended January 31, 1998.

The proxies will vote as instructed herein. If no choice is specified, proxies will vote FOR the election of all nominees for director and FOR proposals 2 and 3.

-------------------------------------------------------------


-------------------------------------------------------------
                        Signature(s)

                         Dated                         , 1998
                              -------------------------

Signature of Stockholder should correspond exactly with name as stenciled hereon. When signing as an agent, attorney, executor, administrator, trustee, guardian or corporate official, please give your full title as such. Each joint owner or trustee should sign the proxy. Please date, sign and return this Proxy in the enclosed envelope.

PROXY                                                                     PROXY

                               VARLEN CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 27, 1998

    THE UNDERSIGNED hereby appoints RICHARD L. WELLEK, THEODORE A. RUPPERT and RICHARD A. NUNEMAKER, with full power of substitution and revocation, as proxies to vote all the stock outstanding in the name of the undersigned entitled to vote at the Annual Meeting of Stockholders of Varlen Corporation to be held at the Radisson Hotel Lisle - Naperville, 3000 Warrenville Road, Lisle, Illinois 60532, on Wednesday, May 27, 1998, at 10:00 A.M. (local time) and at any adjournment or adjournments thereof, with the same powers as the undersigned would possess if personally present, as specified herein.

            (Continued and to be DATED AND SIGNED on REVERSE SIDE)